Exhibit 99.03

Item 8. Consolidated Financial Statements and Supplementary Data

Index to Consolidated Financial Statements and Financial Statement Schedule

Schedules other than that listed above have been omitted since they are either not required, are not applicable, or the required information is shown in the consolidated financial statements or related notes.

MANAGEMENT REPORT

Management Report on Internal Control Over Financial Reporting

The management of Computer Sciences Corporation (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

The Company’s internal control over financial reporting includes policies and procedures pertaining to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurance transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements. All internal controls, no matter how well designed, have inherent limitations. Therefore, even where internal control over financial reporting is determined to be effective, it can provide only reasonable assurance. Projections of any evaluation of effectiveness to future periods are subject to the risk controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

As of the end of the Company’s 2008 fiscal year, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement to the Company’s annual or interim financial statements will not be prevented or detected.

In the course of the Company’s assessment, it has identified the following material weakness in internal control over financial reporting: there are insufficient knowledgeable and competent personnel in certain key positions within the tax function and processes and procedures over accounting for income taxes are not adequate for the Company’s size and complexity.  Accordingly, management has determined the Company’s internal control over financial reporting as of March 28, 2008 was not effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of March 28, 2008 has been audited by the Company’s independent registered public accounting firm, as stated in their report appearing on page 4.

Date: May 23, 2008

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Computer Sciences Corporation
Falls Church, Virginia

We have audited the accompanying consolidated balance sheets of Computer Sciences Corporation (the Company) as of March 28, 2008 and March 30, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended March 28, 2008.  Our audits also included the financial statement schedule listed in the Index at Item 8 in Exhibit 99.03.  These financial statements and the financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Computer Sciences Corporation as of March 28, 2008 and March 30, 2007, and the results of its operations and its cash flows for each of the three years in the period ended March 28, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1, Note 7, Note 11 and Note 13 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment on April 1, 2006, SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statement No. 87, 88, 106 and 132R on March 30, 2007 and FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” on March 31, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 28, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 23, 2008 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/Deloitte & Touche LLP

Los Angeles, California
May 23, 2008
(December 16, 2008 as to the reclassification of segment information as described in Notes 3, 4, and 15)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Computer Sciences Corporation
Falls Church, Virginia

We have audited Computer Sciences Corporation’s (the Company) internal control over financial reporting as of March 28, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.  The following material weakness has been identified and included in management's assessment.  There are insufficient knowledgeable and competent tax personnel and the Company’s processes and procedures for accounting for income taxes are inadequate for the Company’s size and complexity.  This deficiency results in a reasonable possibility that a material misstatement to the Company’s income tax expense and related liabilities and deferred tax asset accounts in the annual or interim financial statements will not be prevented or detected on a timely basis.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements and financial statement schedule as of and for the year ended March 28, 2008 of the Company and this report does not affect our report on such financial statements and financial statement schedule.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of March 28, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended March 28, 2008 of the Company and our report dated May 23, 2008 (December 16, 2008 as to the reclassification of segment information as described in Notes 3, 4, and 15) expressed an unqualified opinion on those financial statements and financial statement schedule, and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment on April 1, 2006, SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statement No. 87, 88, 106 and 132R on March 30, 2007 and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” on March 31, 2007.

/s/Deloitte & Touche LLP

Los Angeles, California
May 23, 2008

COMPUTER SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

In millions	March 28, 2008	March 30, 2007

Current assets:
Cash and cash equivalents	$698.9	$1,050.1
Receivables, net of allowance for doubtful accounts of $43.1 (2008) and $58.0 (2007)	4,564.7	4,187.4
Prepaid expenses and other current assets	1,764.5	1,464.0
Total current assets	7,028.1	6,701.5
Investments and other assets:
Software, net of accumulated amortization of $1,005.2 (2008) and $830.3 (2007)	527.4	513.3
Outsourcing contract costs, net of accumulated amortization of $1,219.0 (2008) and $1,167.9 (2007)	925.4	1,029.5
Goodwill	3,975.2	2,500.1
Other assets	659.0	456.7
Total investments and other assets	6,087.0	4,499.6
Property and equipment—at cost:
Land, buildings and leasehold improvements	1,208.5	1,001.0
Computers and related equipment	4,546.9	4,189.7
Furniture and other equipment	504.6	422.2
	6,260.0	5,612.9
Less accumulated depreciation and amortization	3,495.4	3,073.8
Property and equipment, net	2,764.6	2,539.1
	$15,879.7	$13,740.2

(See notes to consolidated financial statements)

COMPUTER SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS (CONTINUED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

In millions (except share amounts)	March 28, 2008	March 30, 2007

Current liabilities:
Short-term debt and current maturities of long-term debt	$838.4	$93.7
Accounts payable	798.1	855.7
Accrued payroll and related costs	926.6	732.5
Other accrued expenses	1,638.7	2,014.1
Deferred revenue	1,078.5	1,025.5
Income taxes payable and deferred income taxes	414.9	934.6
Total current liabilities	5,695.2	5,656.1
Long-term debt, net of current maturities	2,635.3	1,412.2
Income tax liabilities and deferred income taxes	1,235.6
Other long-term liabilities	851.8	1,131.9
Commitments and contingencies
Stockholders’ equity:
Preferred stock par value $1 per share; authorized 1,000,000 shares; none issued
Common stock, par value $1 per share; authorized 750,000,000 shares; issued 159,218,613 (2008) and 181,105,129 (2007)	159.2	181.1
Additional paid-in capital	1,770.9	1,876.3
Earnings retained for use in business	3,801.9	4,140.9
Accumulated other comprehensive income (loss)	100.6	(304.3)
	5,832.6	5,894.0
Less common stock in treasury, at cost, 8,101,652 (2008) and 7,787,140 shares (2007)	(370.8)	(354.0)
Stockholders’ equity, net	5,461.8	5,540.0
	$15,879.7	$13,740.2

(See notes to consolidated financial statements)

COMPUTER SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
In millions (except per-share amounts)	March 28, 2008	March 30, 2007	March 31, 2006
Revenues	$16,499.5	$14,854.9	$14,644.8
Costs of services (excludes depreciation and amortization)	13,151.9	11,813.5	11,724.5
Selling, general and administrative	975.4	918.3	863.8
Depreciation and amortization	1,198.6	1,073.6	1,091.8
Interest expense	185.4	217.9	145.1
Interest income	(37.1)	(49.5)	(40.8)
Special items	155.8	316.1	77.3
Other (income)/expense	(48.4)	(41.3)	21.3
Total costs and expenses	15,581.6	14,248.6	13,883.0
Income from continuing operations before taxes	917.9	606.3	761.8
Taxes on income	373.3	209.0	319.5
Income from continuing operations	544.6	397.3	442.3
Gain on sale of discontinued operations, net of taxes			57.6
Discontinued operations, net of taxes			57.6
Cumulative effect of change in accounting principle, net of taxes			(4.3)
Net income	$544.6	$397.3	$495.6
Earnings per common share:
Continuing operations	$3.26	$2.25	$2.38
Discontinued operations			0.31
Cumulative effect of change in accounting principle			(0.02)
Basic	$3.26	$2.25	$2.67
Continuing operations	$3.20	$2.21	$2.35
Discontinued operations			0.31
Cumulative effect of change in accounting principle			(0.02)
Diluted	$3.20	$2.21	$2.64
______________

(See notes to consolidated financial statements)

COMPUTER SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
In millions (except per-share amounts)	March 28, 2008	March 30, 2007	March 31, 2006
Cash flows from operating activities:
Net income	$544.6	$397.3	$495.6
Adjustments to reconcile net income to net cash provided byoperating activities:
Depreciation and amortization	1,286.4	1,162.0	1,187.5
Stock based compensation	60.3	58.7	32.9
Cumulative effect of change in accounting principle			4.3
Deferred taxes	(65.3)	(207.8)	(45.8)
Special items		2.3	77.3
Loss/(Gain) on dispositions, net of tax	2.5	(23.2)	(60.9)
Provision for losses on accounts receivable	3.1	5.5	28.7
Excess tax benefit from stock based compensation	(10.7)	(12.1)
Foreign currency exchange (gain)/loss	(27.3)	(45.5)	15.8
Impairment losses and contract write-offs	38.7
Cash surrender value in excess of premiums paid	(3.9)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Increase in receivables	(216.7)	(238.9)	(261.6)
Increase in prepaid expenses and other current assets	(367.6)	(324.1)	(193.9)
Increase (decrease) in accounts payable and accruals	(110.2)	395.1	(23.7)
Increase (decrease) in income taxes payable	130.3	70.9	238.9
Increase in deferred revenue	86.6	340.1	73.5
Other operating activities, net	(7.9)	(1.7)	(17.3)
Net cash provided by operating activities	1,342.9	1,578.6	1,551.3
Cash flows from investing activities:
Purchases of property and equipment	(876.6)	(685.9)	(826.9)
Outsourcing contracts	(165.3)	(112.7)	(242.5)
Acquisitions, net of cash acquired	(1,591.1)	(134.3)	(44.1)
Business dispositions		2.8	.5
Software	(171.7)	(154.2)	(151.1)
Other investing activities, net	86.0	211.6	140.1
Net cash used in investing activities	(2,718.7)	(872.7)	(1,124.0)
Cash flows from financing activities:
Net borrowing of commercial paper	255.2
Borrowings under lines of credit	304.7	542.9	454.9
Repayment of borrowings under lines of credit	(317.0)	(564.4)	(477.3)
Proceeds from debt issuance	3,100.0
Principal payments on long-term debt	(1,440.3)	(40.8)	(8.5)
Proceeds from stock options, and other common stock transactions	86.0	94.8	101.1
Excess tax benefit from stock-based compensation	10.7	12.1
Repurchase of common stock and acquisition of Treasury stock	(1,013.2)	(1,000.0)	(227.7)
Other financing activities, net	11.8	(.1)	6.8
Net cash provided by/(used in) financing activities	997.9	(955.5)	(150.7)
Effect of exchange rate changes on cash and cash equivalents	26.7	9.0	3.8
Net increase (decrease) in cash and cash equivalents	(351.2)	(240.6)	280.4
Cash and cash equivalents at beginning of year	1,050.1	1,290.7	1,010.3
Cash and cash equivalents at end of year	$698.9	$1,050.1	$1,290.7

(See notes to consolidated financial statements)

COMPUTER SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Earnings
				Retained	Accumulated
			Additional	For Use	Other	Common	Unearned
In millions except shares in	Common Stock		Paid-In	in	Comprehensive	Stock in	Restricted
thousands	Shares	Amount	Capital	Business	Income (Loss)	Treasury	Stock	Total
Balance at of April 1, 2005	191,662.2	$191.7	$1,732.9	$4,079.0	$45.9	$(19.3)	$(10.7)	$6,019.5

Comprehensive income:
Net income				495.6				495.6
Currency translation adjustment					(152.1)			(152.1)
Unfunded pension obligation					14.2			14.2
Unrealized loss on available for sale securities					7.3			7.3
Comprehensive income								365.0
Acquisition of treasury stock						(327.8)		(327.8)
Stock based compensation expense and option exercises	3,242.1	3.2	149.1				(13.3)	139.0
Balance at March 31, 2006	194,904.3	194.9	1,882.0	4,574.6	(84.7)	(347.1)	(24.0)	6,195.7

Comprehensive income:
Net income				397.3				397.3
Currency translation adjustment					204.0			204.0
Unfunded pension obligation					58.8			58.8
Unrealized gain on available for sale securities					1.0			1.0
Reclassification adjustment for gains realized in net income					(6.9)			(6.9)
Comprehensive income								654.2
Acquisition of treasury stock						(6.9)		(6.9)
Stock based compensation expense and option exercises	2,603.0	2.6	146.9					149.5
Amortization and forfeitures of restricted stock							24.0	24.0
Repurchase common stock	(16,402.2)	(16.4)	(152.6)	(831.0)				(1,000.0)
Adjustment to initially apply FASB Statement No. 158, net of taxes					(476.5)			(476.5)
Balance at March 30, 2007	181,105.1	181.1	1,876.3	4,140.9	(304.3)	(354.0)		5,540.0

Comprehensive income:
Net income				544.6				544.6
Currency translation adjustment					225.8			225.8
Unfunded pension obligation					180.8			180.8
Unrealized gain on available for sale securities					.5			.5
Reclassification adjustment for gains realized in net income					(2.2)			(2.2)
Comprehensive income								949.5
Acquisition of treasury stock						(16.8)		(16.8)
Stock based compensation expense and option exercises	2,425.0	2.4	159.4					161.8
Amortization and forfeitures of restricted stock
Repurchase common stock	(24,311.5)	(24.3)	(263.3)	(712.2)				(999.8)
Adjustment to initially apply FASB Interpretation No. 48, net of taxes			(1.5)	(171.4)				(172.9)
Balance at March 28, 2008	159,218.6	$159.2	$1,770.9	$3,801.9	$100.6	$(370.8)		$5,461.8

(See notes to consolidated financial statements)

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include those of Computer Sciences Corporation, its subsidiaries and those joint ventures and partnerships over which it exercises control, hereafter collectively referred to as “CSC” or “the Company.”  Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, generally 20 – 50 percent ownership, are accounted for by the equity method. Other investments are accounted for by the cost method. All intercompany transactions and balances have been eliminated.

Balance Sheet Reclassification

The previously reported consolidated balance sheet and statement of cash flow for fiscal 2008 have been adjusted to reflect a reclassification of income tax receivables of $104.9 million from Income taxes payable and deferred income taxes to Receivables to conform with the presentation in the quarterly report on Form 10-Q for the quarter ended October 3, 2008 filed November 12, 2008.  There was no change to the previously reported consolidated operating results.

Prior Period Adjustments

The Company sponsors a retirement plan in Australia that has two elements – a defined benefit element and a defined contribution element.  Both elements of this plan were included in the Company’s defined benefit pension plan disclosures for fiscal 2007 and 2006 (see Note 11- Pension and Other Benefit Plans).  However, accounting guidance provides that each of the two elements should be disclosed in accordance with the accounting guidance applicable to that element.  Therefore, the following changes to 2007 and 2006 amounts in Note 11 have been made to conform to the fiscal 2008 disclosures. In the “Pension Plan” section of Note 11, the following changes have been made. The 2007 beginning projected benefit obligation and fair value of plan assets of the Non-U.S. plans  have each been reduced by $130.9 while the ending amounts of those same items were reduced by $165.8 (such amounts reflecting the net assets and obligation of the defined contribution element of the Australia plan).  In the 2007 Reconciliation of Benefit Obligation table for Non-U.S. Plans, service cost, plan participants’ contributions, actuarial (gain)/loss and foreign currency exchange rate changes have been decreased by $17.0, $13.6, $21.9 and $10.7, respectively, while benefits paid has been decreased by $28.3.  In the 2007 Reconciliation of Fair Value of Plan Assets table for Non-U.S. Plans, actual return on plan assets, employer contribution, plan participant contributions, and foreign currency exchange rate changes have been decreased by $21.9, $17.0, $13.6, and $10.7, respectively, while benefits paid has been decreased by $28.3.  In addition, the Non-U.S. Plan service cost for fiscal 2007 and 2006 has been reduced by $17.0 and $16.1 for fiscal 2007 and fiscal 2006, respectively.  In the “Other Benefit Plans” section of Note 11 the following changes have been made, the Company contributions to defined contribution plans have been increased by $17.0 and $16.1 for fiscal 2007 and fiscal 2006, respectively. The foregoing changes had no impact to the Company’s income statements for fiscal 2007 and 2006 or balance sheet at March 30, 2007.  The Company does not believe these changes to be material.

Accounting Changes

The Company adopted Financial Accounting Standards Board Interpretation No. (“FIN”) 48, “Accounting For Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” effective March 31, 2007.  See Note 7, Income Taxes, for additional information on the adoption of FIN 48.

The Company adopted FASB Statement of Financial Accounting Standards (SFAS) No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statement No. 87, 88, 106 and 132R,” effective March 30, 2007.  This Statement requires recognition of the overfunded or underfunded status of single-employer defined benefit postretirement plans as assets or liabilities, respectively, on the balance sheet.  Changes to the funded status of the defined benefit plans are recognized in comprehensive income in the year in which the change occurs.  Changes in the funded status are measured based on the projected benefit obligation for pension plans and the

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

accumulated benefit obligation for other postretirement plans.

SFAS No. 158 further requires that the funded status of a defined benefit plan be measured as of the Company’s fiscal year end balance sheet date.  This provision is effective for fiscal years ending after December 15, 2008.  The Company has not yet determined the impact of this change to its financial statements.

The provisions of SFAS No. 158 were applied prospectively as of March 30, 2007 with the exception of the measurement date provision which will be applied in fiscal 2009.

The impact of the adoption of SFAS No. 158 on the Company’s consolidated balance sheet as of March 30, 2007 was as follows:

	Before Adoption of SFAS No. 158	Adjustments	After Adoption of SFAS No. 158
Other assets	$603.2	$(146.5)	$456.7
Total assets	13,886.7	(146.5)	13,740.2
Other accrued expense	1,998.1	16.0	2,014.1
Income taxes payable and deferred income taxes	1,163.2	(228.6)	934.6
Total current liabilities	5,868.7	(212.6)	5,656.1
Other long-term liabilities	589.3	542.6	1,131.9
Accumulated other comprehensive income	172.2	(476.5)	(304.3)
Total stockholders’ equity	6,016.5	(476.5)	5,540.0
Total liabilities and stockholders’ equity	13,886.7	(146.5)	13,740.2

On April 1, 2006 the Company adopted SFAS No. 123(R), “Share-Based Payment.”  The Company has adopted the modified prospective transition method and therefore has not restated the results of prior periods.  Under this method, the Company is required to recognize compensation expense equal to the fair value of partially vested share-based awards at April 1, 2006 over the remaining period of service, as well as the compensation expense for those share-based awards granted or modified on or after April 1, 2006.  The total stock-based compensation expense for awards issued on or after April 1, 2006 is recorded on a straight-line basis over the vesting period based on the grant-date fair values.  For those awards granted prior to the date of adoption, compensation expense is recognized on an accelerated basis based on the grant-date fair value amount as calculated for pro forma purposes under SFAS No. 123.  The fair values are estimated using the Black-Scholes-Merton option pricing model as discussed further below.  With respect to the income tax benefits associated with exercises of share-based payments, the Company has elected to adopt the alternative transition method as permitted by Financial Accounting Standards Board Staff Position (FSP) No. FAS 123(R)-3:  Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.

Prior to the adoption of SFAS No. 123(R), the Company accounted for its stock-based compensation expense under Accounting Principles Board Opinion (APB) No. 25 “Accounting for Stock Issued to Employees” and related interpretations.  The Company disclosed in its prior financial statements certain pro forma net income and earnings per share information under SFAS No. 123 “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.”

In accordance with SFAS No. 123(R), the Company recognized stock-based compensation expense for fiscal 2008 and fiscal 2007 as follows:

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

	Fiscal Year Ended
	March 28, 2008	March 30, 2007
Cost of services	$14.0	$13.8
Selling, general and administrative	35.9	44.6
Special items	10.4
Total	$60.3	$58.4
Total net of tax	$37.7	$41.8

The charge to special items of $10.4 ($6.3 net of tax) for fiscal 2008 relates to accelerated expense associated with the Company’s former CEO whose retirement was effective July 30, 2007.  See Note 6, Special Items.

The following pro forma table illustrates the impact on net income and earnings per share had the Company applied the fair value expense recognition provisions of SFAS No. 123 for the year ended March 31, 2006:

Fiscal Year Ended March 31, 2006
Net income	$495.6
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	23.8
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(34.3)
Pro forma net income	$485.1
Earnings per share:
Basic – as reported	2.67
Basic – pro forma	2.61
Diluted – as reported	2.64
Diluted – pro forma	2.58

As indicated, the Company uses the Black-Scholes-Merton model in determining the fair value of options granted.  In applying this model, the expected term was calculated based on the Company’s historical experience with respect to its stock plan activity and is representative of the period of time that the stock-based awards are expected to be outstanding.  Beginning April 1, 2006, the Company determined separate assumptions for the expected term of options granted based on three separate job tier classifications which had distinct historical exercise behavior.  This resulted in separate fair value calculations by job tier. The risk-free interest rate was based on the zero coupon interest rate of U.S. Government issued Treasury strips with a period commensurate with the expected term of the options.  In determining the overall risk-free interest rate, a range of interest rates from 2.17% to 5.17% was applied depending on the expected life of the grant.  Expected volatility was based on a blended approach using an equal weighting of implied volatility and historical volatility.  Historical volatility was based on the Company’s 10-year historical daily closing price.  Implied volatility was based on option trading behavior for those options traded on certain exchange markets that have maturities of nine months and longer.  The range of volatility used for fiscal 2008 was 31% to 39%.  Forfeitures were estimated based on historical experience.

The weighted average fair value of stock options granted during fiscal 2008, fiscal 2007 and fiscal 2006 were $17.76, $16.67, and $15.59 per share, respectively.  In calculating the actual and pro forma compensation expense for its stock incentive plans, the Company used the following weighted average assumptions:

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

	Fiscal Year
	2008	2007	2006
Risk-free interest rate	4.58%	4.84%	3.73%
Expected volatility	32%	28%	41%
Expected lives	4.15 years	4.09 years	3.87 years

The Company implemented Financial Accounting Standards Board Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations-an interpretation of FASB Statement No. 143” at December 31, 2005. The Company’s asset retirement obligation relates to leases which require the leased facilities be restored to their original condition upon expiration of the lease. As a result of adopting FIN 47, the Company recorded a liability for the asset retirement obligation of approximately $8.5 and recorded a charge to a cumulative effect of change in accounting principle for $5.6 ($4.3 after tax). Pro forma effects of implementing FIN 47 were not disclosed as they were not material.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.   Amounts subject to significant judgments and estimates include, but are not limited to, costs to complete fixed price contracts, cash flows used in the evaluation of impairment of intangible assets and certain deferred costs, collectibility of receivables, reserves for uncertain tax benefits, loss accruals for litigation and pension related liabilities.

Revenue Recognition

The Company’s primary service offerings are information technology (I/T) outsourcing and I/T and other professional services. The Company provides these services under time and materials, cost-reimbursable, unit-price and fixed price contracts. The form of contract, rather than the type of service offering, is the primary determinant of revenue recognition. Except as described below for certain fixed price contracts, revenues are recognized when persuasive evidence of an arrangement exists, services or products have been provided to the client, the sales price is fixed or determinable, and collectibility is reasonably assured.

For time and materials contracts, revenue is recorded at agreed-upon billing rates at the time services are provided.

For cost-reimbursable contracts, revenue is recorded at the time costs are incurred and associated fees are recognized when probable and estimable by applying an estimated factor to costs as incurred, such factor being determined by the contract provisions and prior experience.

Revenue is recognized on unit-price contracts based on unit metrics times the agreed upon contract unit price.

Revenue on eligible fixed price contracts is recognized on the basis of the estimated percentage-of-completion. Eligible contracts include certain software development projects and fixed price arrangements with the U.S. Federal government. Currently, less than eight percent of the Company’s revenues are recognized under this method. Progress towards completion is typically measured based on achievement of specified contract milestones, or other measures of progress when available, or based on costs incurred as a proportion of estimated total costs. Profit in a given period is reported at the expected profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables or the deferral of costs or profit on these contracts. Deferred costs may include costs related to customer change orders subject to negotiation with the customer. These deferred costs are recorded as prepaid expenses on

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

the Company’s balance sheet. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident.  The provision includes estimated costs in excess of estimated revenue and any profit margin previously recognized.

During the second quarter of fiscal 2008, the Company amended a contract with the IRS in connection with a long-term systems modernization effort resulting in a forward loss of approximately $8.1.  In addition, the Company recorded a charge of approximately $33.9, to reduce precontract costs by approximately half to an amount which is probable of recovery for a combined charge of $42 which is included in cost of services.

       The sale of proprietary software licenses typically includes multiple deliverables such as a license to use the software, post contract customer support, and services. Revenue is allocated to the undelivered elements equal to their vendor-specific objective evidence of fair value with the remainder allocated to the delivered software license element. Vendor-specific objective evidence of fair value for the undelivered elements is determined based on the price charged where each deliverable is sold separately. Revenue  allocated to each element is recognized when 1) a written contract is executed, 2) the element has been delivered, 3) the fee is fixed and determinable, and 4) collectibility is reasonably assured. If significant customization is required, software licensing revenue is recognized as the related software customization services are performed in accordance with the percentage-of-completion method, utilizing the output method to measure progress to completion. Costs incurred in connection with sales of proprietary software are expensed as incurred.

Client contracts may include the provision of more than one of CSC’s services.  Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values, with proper consideration given to the guidance provided by authoritative literature.
Depreciation and Amortization
The Company’s depreciation and amortization policies are as follows:

Property and Equipment:
Buildings	10 to 40 years
Computers and related equipment	3 to 5 years
Furniture and other equipment	2 to 10 years
Leasehold improvements	Shorter of lease term or useful life
Software	2 to 10 years
Credit information files	10 to 20 years
Acquired contract related intangibles	Contract life and first contract renewal
Outsourcing contract costs	Contract life, excluding option years

For financial reporting purposes, the cost of property and equipment, less applicable residual values, is depreciated using predominately the straight-line method. Depreciation commences when the specific asset is complete, installed and ready for normal use. Outsourcing contract costs and credit information files are amortized on a straight-line basis.  Acquired intangible assets are amortized based on estimated undiscounted cash flow over the estimated life of the asset or on a straight line basis if cash flow cannot be reliably estimated.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

Software Development Costs

The Company capitalizes costs incurred to develop commercial software products after technological feasibility has been established. Costs incurred to establish technological feasibility are charged to expense as incurred. Enhancements to software products are capitalized where such enhancements extend the life or significantly expand the marketability of the products.  Amortization of capitalized software development costs is determined separately for each software product.  Annual amortization expense is calculated based on the greater of (a) the ratio of current gross revenues for each product to the total of current anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product.

Unamortized capitalized software costs associated with commercial software products are regularly evaluated for impairment on a product-by-product basis by a comparison of the unamortized balance to the product’s net realizable value. The net realizable value is the estimated future gross revenues from that product reduced by the related estimated future costs. When indications exist of a possible impairment in software, the Company assesses recoverability by reviewing undiscounted estimated cash flows associated with the software product or its related asset group and compares the total to the unamortized balance.

The Company capitalizes costs incurred to develop internal-use computer software. Internal and external costs incurred in connection with development of upgrades or enhancements that result in additional functionality are also capitalized. These capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. Purchased software is capitalized and amortized over the estimated useful life of the software.

Outsourcing Contract Costs

Costs on outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities. Such capitalized costs can be separated into two principal categories: contract acquisition costs and transition/set-up costs. The primary types of costs that may be capitalized include labor and related fringe benefits, subcontractor costs, travel costs, and asset premiums.

The first principal category, contract acquisition costs, consists mainly of due diligence activities after competitive selection as well as premiums paid. Premiums are amounts paid to clients in excess of the fair market value of acquired assets. Fixed assets acquired in connection with outsourcing transactions are capitalized at fair value and depreciated consistent with fixed asset policies described above. Premiums are capitalized as outsourcing contract costs and amortized over the contract life. The amortization of outsourcing contract cost premiums is accounted for as a reduction in revenue. The second principal category of capitalized outsourcing costs is transition/set-up costs. Such costs are primarily associated with installation of systems and processes.

In the event indications exist that an outsourcing contract cost balance related to a particular contract may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term, and compared to the unamortized outsourcing contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract’s fair value in the period such a determination is made. The primary indicator used to determine when impairment testing should be performed is when a contract is materially underperforming, or is expected to materially underperform in the future, as compared to the original bid model or subsequent annual budgets.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

Terminations of outsourcing contracts, including transfers either back to the client or to another I/T provider, prior to the end of their committed contract terms are infrequent due to the complex transition of personnel, assets, methodologies, and processes involved with outsourcing transactions. In the event of an early termination, the Company and the client, pursuant to certain contractual provisions, engage in discussions to determine the recovery of unamortized contract costs, lost profits, transfer of personnel, rights to implemented systems and processes, as well as other matters.

Acquisition Accounting and Goodwill

Under acquisition accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective fair market values, with the excess recorded as goodwill. Goodwill is assessed for impairment at least annually for each reporting unit. See Notes 3 and 4 for further discussion.

Marketable Securities

The Company classifies its investments in marketable securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Based on criteria set forth in SFAS No. 115 the Company has determined all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders’ equity.  During fiscal 2008 the Company sold its remaining available-for-sale security and reclassified $2.9 ($2.2 after taxes) of unrealized gains reported as a component of shareholders’ equity as gains realized in net income.  During fiscal 2007 and 2006 the Company recorded $2.3 ($1.7 after taxes) and $12.1 ($7.3 after tax) of unrealized gains related to available-for-sale securities. Available-for-sale securities are included in Prepaid expenses and other current assets in the accompanying balance sheets. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other (income)/expense.

During the first quarter of fiscal 2006 the Company redeemed the preferred stock received from the sale of DynCorp International for $168.6, $23.8 representing dividends receivable, resulting in a gain of $11.2 net of taxes of $7.1.

Income Taxes

Accounting for income taxes requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company maintains valuation allowances when, based on the weight of available evidence, it is more likely than not all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes uncertain tax positions in the financial statements when it is more likely than not the tax position will be sustained upon examination.  Uncertain tax positions are measured based on the probabilities the uncertain tax position will be realized upon final settlement.  See Note 7 – Income Taxes.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

Cash Flows

For purposes of reporting cash and cash equivalents, the Company considers all investments with an original maturity of three months or less to be cash equivalents. The Company’s investments consist of high quality securities issued by a number of institutions having high credit ratings, thereby limiting the Company’s exposure to concentrations of credit risk. With respect to financial instruments, the Company’s carrying amounts of its other current assets and liabilities were deemed to approximate their market values due to their short maturity. At March 28, 2008 the Company had foreign currency forward contracts with a notional value of $983 outstanding.  Previous year amounts were not material.

Capital expenditures acquired through capital lease obligations were $40.1 for the year ended March 28, 2008 and capital expenditures in accounts payable were $73.6 for the year ended March 28, 2008.

Depreciation and amortization reported in the consolidated statements of cash flows includes amortization of outsourcing contract premiums of $87.8, $88.4, and $95.7 for fiscal years 2008, 2007 and 2006, respectively, which is reported as a reduction of revenue in the Consolidated Statements of Income.

Cash payments for interest on indebtedness and cash payments for taxes on income are as follows:

	Fiscal Year
	2008	2007	2006
Interest	$176.0	$144.4	$95.1
Taxes on income, net of refunds	495.8	304.8	147.9

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances indicate a potential impairment. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that case, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the expected present value, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk free rate are used to estimate fair value. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Foreign Currency

The Company has determined local currencies are the functional currencies of the foreign operations. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (AOCI). As of March 28, 2008 and March 30, 2007 the balance of currency translation adjustment included in AOCI was a deferred gain of $418.4 (net of taxes of $19.7) and $192.6 (net of taxes of $17.8), respectively.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

The Company offsets, to the extent possible, remeasurement gains and losses on certain non-functional currency monetary assets and liabilities, with forward contracts, with durations generally of 30 days or less, denominated in the same currency as the exposure from the asset or liability.  The Company does not enter into forward contracts for speculative or trading purposes.  Gains and losses from settlement and remeasurement of the forward contracts are recorded in other income and were a net loss of $4.9 for the fiscal year ended March 28, 2008.  As of March 28, 2008, the notional amount of forward contracts outstanding was approximately $983 and the net balance was $1.1.  Previous year amounts were not material.

Financial Instruments

Following is a summary of the carrying amounts and fair values of the Company's significant financial instruments at March 28, 2008 and 2007 (in millions):

	2008			2007
	Notional Amount	Carrying Amount	Estimated Fair Value Amount	Carrying Amount	Estimated Fair Value Amount
Long-term debt (Note 9)	-	$2,989.4	$3,055.4	$1,454.0	$1,474.5
Foreign currency forward contracts, net asset	$982.8	1.1	1.1	-	-
	$982.8	$2,990.5	$3,056.5	$1,454.0	$1,474.5

The fair value of long-term debt is estimated based on the current interest rates offered to the Company for instruments with similar terms and remaining maturities. The fair value of foreign currency forward contracts represents the estimated amount required to settle the contracts using current market exchange rates.

Earnings per Share

Basic earnings per common share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the incremental shares issuable upon the assumed exercise of stock options.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

	Fiscal Year
	2008	2007	2006
Income from continuing operations	$544.6	$397.3	$442.3
Gain on sale of discontinued operations, net of taxes			57.6
Discontinued operations, net of taxes			57.6
Cumulative effect of change in accounting principle, net of taxes			(4.3)
Net income	$544.6	$397.3	$495.6

Common share information (in millions):
Average common shares outstanding for basic EPS	167.233	176.263	185.693
Dilutive effect of stock options	2.935	3.470	2.291
Shares for diluted EPS	170.168	179.733	187.984

Income from continuing operations	$3.26	$2.25	$2.38
Gain on sale of discontinued operations, net of taxes			0.31
Discontinued operations, net of taxes			0.31
Cumulative effect of change in accounting principle, net of taxes			(0.02)
Basic EPS	$3.26	$2.25	$2.67

Income from continuing operations	$3.20	$2.21	$2.35
Gain on sale of discontinued operations, net of taxes			0.31
Discontinued operations, net of taxes			0.31
Cumulative effect of change in accounting principle, net of taxes			(0.02)
Diluted EPS	$3.20	$2.21	$2.64

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

The computation of diluted EPS did not include stock options which were antidilutive, as their exercise price was greater than the average market price of the Company’s common stock during the year. The number of such options was 7,577,441, 5,214,576 and 2,865,076 for the years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements.  The Statement does not require any new fair value measurements.  The Statement is effective for CSC’s fiscal 2009.  At this time the Company does not believe the adoption of SFAS No. 157 will have a material impact on the Company’s results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.”  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates.  If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date.  Upon initial adoption of this Statement an entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under Statement 115.  The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed.  This Statement is effective for CSC’s fiscal 2009.  The Company does not believe the adoption of SFAS No. 159 will have a material impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160 (SFAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  SFAS 160 affects entities that have an outstanding noncontrolling interest in one or more subsidiaries.  The significant provisions of SFAS 160 are summarized below.

•
SFAS 160 requires that minority interests be reported as part of the equity section in the consolidated financial statements versus the current presentation as a liability or in the mezzanine section between liabilities and equity.

•
SFAS 160 also requires that the consolidated income statement include net income of both the parent and the noncontrolling interest and that the net income amounts related to both the parent and the noncontrolling interest be disclosed on the face of the consolidated income statement.  Currently noncontrolling interest net income is reported as an expense or other deduction to arrive at consolidated net income.  SFAS No. 128, “Earnings per Share,” will be amended to clarify that earnings-per-share data will continue to be calculated based on amounts attributable to the parent.

•
SFAS 160 establishes a single method of accounting for changes in a parent’s ownership interest by clarifying that the following transactions are equity transactions if the parent’s controlling interest is maintained:  the parent purchases additional ownership interests in its subsidiary; the parent sells ownership interests in its subsidiary; the subsidiary reacquires some of its ownership interests; and if the subsidiary issues additional ownership interests.  Previous practice allowed parent ownership changes to be either accounted for as equity transactions or as transactions with gain or loss recognition in the income statement.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

•	SFAS 160 eliminates the requirement to apply purchase accounting to a parent’s acquisition of noncontrolling interests.

•
When a parent deconsolidates a subsidiary due to loss of controlling financial interest SFAS 160 requires that the parent recognize a gain or loss in net income.  Additionally, if a parent retains a noncontrolling equity investment, that investment is measured at fair market value and used in the calculation of the gain or loss.  Previous to this Statement any retained investments were not remeasured before use in calculating the gain or loss.

SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The Company has not yet evaluated the impact, if any, the adoption of this Statement will have on the Company’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (SFAS 141R) (revised 2007), “Business Combinations.”  This Statement applies to all transactions in which an entity obtains control of one or more businesses, including true mergers/mergers of equals and combinations achieved without the transfer of consideration.  The previous SFAS No. 141 was narrower in its application in that it only applied to business combinations in which control was obtained by transferring consideration.

The significant provisions of SFAS 141R are summarized below:

•	SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date the acquirer obtains control.

•
SFAS 141R requires the recognition of the assets acquired, liabilities assumed and any noncontrolling interests in the acquiree at the acquisition date, be measured at their fair values, replacing the cost allocation process under the previous SFAS No. 141 whereby the cost of the acquisition was allocated to the assets and liabilities based on their estimated fair market values.

•
Acquisition related costs which were once included in the purchase price of the combination and included in the cost allocation mentioned above will now under SFAS No. 141(R) be recognized separately from the business combination.

•	Restructuring costs will also be required to be recognized separately from the business combination, versus the old method of recording them as a liability at the time of the acquisition.

•
SFAS 141R requires assets, liabilities and noncontrolling interests acquired in stages (step acquisition) to be recognized at the full amounts of the fair market values.  Under the old method the acquirer identified the cost of each investment, the fair value of the underlying identifiable net assets acquired, and the goodwill on each step which resulted in measuring the assets and liabilities at a blend of historical costs and fair values which provided less relevant and comparable information.

•
SFAS 141R requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition date fair values.  SFAS No. 141 permitted deferred recognition of preacquisition contingencies under the recognition criteria for SFAS No. 5, “Accounting for Contingencies.”

•
Noncontractual contingencies should be treated the same way only if it is more likely than not that they meet the definition of an asset or liability in FASB Concepts Statement No. 6, “Elements of Financial Statements.”  If this criterion is not met at the acquisition date, the acquirer would account for the contingency using other applicable GAAP.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 1—Summary of Significant Accounting Policies (Continued)

•
Subsequent accounting for assets and liabilities arising from contingencies acquired includes keeping that asset or liability at the acquisition date fair market value until new information becomes available, at which time the new information will be evaluated and the liability will be measured at the higher of its acquisition date fair value or the amount that would be recognized if applying SFAS No. 5 and the asset would be measured at the lower of its acquisition date fair value or the best estimate of its future settlement amount.

•
Goodwill will be measured as a residual and recognized as of the acquisition date. Goodwill will usually equal the excess of the consideration transferred plus the fair value of the noncontrolling interest less the fair values allocated to the identifiable assets and liabilities acquired.

•
SFAS 141R improves the measurement of goodwill in that it requires the recognition of contingent consideration at the acquisition date, measured at fair value versus the old method of recognizing contingent consideration when the contingency was resolved and consideration was issued or became issuable.

•
SFAS 141R requires the excess of the fair value of the identifiable net assets acquired over the consideration transferred plus noncontrolling interest in the acquiree to be recognized in earnings as a gain.  Currently, negative goodwill is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to particular assets acquired.

This Statement makes numerous other changes to existing accounting pronouncements.

SFAS 141R is effective for all acquisitions dated on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company will adopt this Statement for all acquisitions dated within fiscal year 2010.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.  This Statement changes the disclosure requirements for derivative instruments and hedging activities.   Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, early adoption is allowed. This Statement does not require comparative disclosures for earlier periods at initial adoption.  The Company will adopt this Statement and provide the necessary enhanced disclosure information by the effective date.

During September, 2006, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 requires a registrant to quantify all misstatements that could be material to financial statement users under both the “rollover” and “iron curtain” approaches.  If either approach results in quantifying a misstatement that is material the registrant must adjust its financial statements.  SAB No. 108 is applicable for CSC’s fiscal 2007.  The adoption of SAB No. 108 did not have a material impact on the Company’s consolidated financial statements.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 2—Discontinued Operations

The Company exchanged its CSC Health Plan Solutions (HPS) business, which was previously included in the BS&S − Financial Services Sector segment, for approximately 7.13 million of CSC common shares held by a subsidiary of DST Systems Inc., which shares were valued at $324.6 and included in treasury stock, on April 29, 2005. The transaction was structured in accordance with Section 355 of the Internal Revenue Code. The Company realized a gain of $19.2 on the transaction. The revenue and expenses of HPS have been classified as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”

The Company sold its equity interest in the international and other select operations of DynCorp on February 11, 2005.  The transaction included the sale of the stock of a wholly owned subsidiary which had a tax basis in excess of its carrying value for financial statement purposes. The gain from the sale was subject to working capital adjustments. During fiscal 2006, the Company finalized the working capital adjustments, payable in preferred stock, for the sale of DynCorp International. As a result the Company recorded the receipt of $65.5 of 13% preferred stock, issued as of February 11, 2005 and an additional gain on sale for DI of $38.4 net of taxes of $20.7. Also during fiscal 2006, the Company recognized $20.2 of preferred stock dividend income which is included in interest income in the consolidated statements of income.

The following discloses the results of the discontinued operations:

Fiscal Year 2006
Revenue	$8.0
Income before taxes	(.1)
Income from discontinued operations

Note 3 – Acquisitions

On January 11, 2008, CSC acquired all outstanding shares of First Consulting Group (FCG), a publicly-held U.S corporation, in an all-cash transaction for $13.00 per share, or approximately $275 net of acquired cash.  FCG is a professional services firm focused on healthcare and technology. FCG clients include healthcare providers, health plans, government healthcare, pharmaceutical companies, life sciences organizations, independent software vendors and other clients both within healthcare and in other industries.  The acquisition of FCG will increase the Company’s healthcare capabilities, offerings, and presence in the United States, Europe and Asia.

The acquisition was accounted for using the purchase method and, accordingly, FCG’s results of operations have been included with the Company’s from the date of acquisition.  The purchase price of the acquisition was allocated to the net assets acquired based on preliminary estimates of fair values at the date of acquisition and are subject to future adjustments.  The preliminary value estimates will be finalized no later than the end of the third quarter of fiscal 2009.  Based on the preliminary estimates of fair value, approximately $27 was allocated to identifiable intangible assets and approximately $220 was allocated to goodwill.  Of the $27 allocated to identifiable intangible assets, $3 was assigned to internally developed software (estimated useful life of 5 years), and $24 allocated to customer related intangibles (estimated useful life of 3 years).  The amount of goodwill is primarily attributable to the increased delivery capabilities and penetration of certain industry segments, particularly healthcare, anticipated to be provided by the acquisition as described above.  Of the goodwill recognized of $220, approximately $153 was allocated to BS&S − Consulting and the remainder was assigned to the Global Outsourcing Services segment. None of the goodwill is deductible for tax purposes.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 3—Acquisitions (Continued)

The following table summarized the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.  The purchase price allocation herein is based on management’s preliminary assessment of the fair value of both the assets acquired and the liabilities assumed.  The Company is in the process of finalizing the valuation of certain intangible assets and continues to evaluate fair values of other assets and liabilities; thus, the allocation of the purchase price is subject to refinement:

Estimated Fair Values
Accounts receivable	$39
Prepaids and other current assets	10
Other assets	29
Net property, plant and equipment	7
Identifiable intangible assets	27
Goodwill	220
Accounts payable and accrued expenses	(31)
Other liabilities	(26)
Net assets acquired and goodwill	$275

Purchase price	$369
Less cash acquired	(94)
Purchase price net of cash acquired	$275

The following unaudited pro forma information presents consolidated results of operations as if the FCG acquisition occurred at the beginning of each period presented.  Pro forma results include adjustments related to interest and depreciation and amortization resulting from the acquisition.  FCG’s proforma results for the first ten months of the twelve months ended March 28, 2008 include a $6.3 one-
time tax benefit and nonrecurring costs of $3.7 related to acquisition activities.  Results for both years include costs of being a standalone public company prior to the acquisition by CSC.  The pro forma information may not necessarily be indicative of the results of operations had the FCG acquisition actually taken place at the beginning of each period presented. Further, the pro forma information may not be indicative of future performance.

	As Reported		Pro forma
	Twelve Months Ended		Twelve Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Revenue	$16,499.5	$14,854.9	$16,721.2	$15,136.2

Net Income	$544.6	$397.3	$544.0	$398.4

Basic Earnings Per Share	$3.26	$2.25	$3.26	$2.26

Diluted Earnings Per Share	$3.20	$2.21	$3.20	$2.22

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 3—Acquisitions (Continued)

As a result of the FCG acquisition on January 11, 2008, the Company has incurred and will incur future costs to consolidate facilities, involuntarily terminate employees and other costs to integrate FCG into the Company.  Generally accepted accounting principles require that these costs, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.  The facility consolidations relate to the rationalization of FCG office and data center space in the U.S. where space will be vacated and subleased if possible.  Involuntary terminations relate to approximately 66 FCG employees.  As of March 28, 2008, 25 employees were terminated.  Consolidation and integration plans are still being finalized in the various geographies where FCG operates; therefore, the estimated integration liabilities are subject to change as plans become finalized.  The components of the estimated acquisition integration liabilities included in the purchase price allocation for FCG are presented in the following table.

	Acquisition Integration Liabilities	Paid as of March 28, 2008	Balance Remaining at March 28, 2008
Facility consolidations	$3.1	-	$3.1
Severance payments	4.6	$2.8	1.8
Other	-	-	-
Total	$7.7	$2.8	$4.9

The Company is currently reviewing the preliminary fair value estimates of assets acquired and liabilities assumed, including valuations associated with identified intangible assets and fixed assets, exit and facility consolidation activities, assets and liabilities related to taxes and long-term contracts, and other matters unresolved at the time of acquisition.  Included in fair value matters to be resolved is a pre-acquisition contingency related to an earn-out provision resulting from a prior FCG acquisition.  The Company is awaiting additional information regarding the earn-out provision and estimates of future operating results.  Adjustments to the purchase price allocation are expected to be finalized no later than the third quarter of fiscal 2009.  There can be no assurance that such adjustments will not be material.

On July 2, 2007, CSC acquired all the outstanding shares of Covansys Corporation (Covansys), a publicly held U.S. global consulting and technology services company headquartered in Farmington Hills, Michigan, for a cash purchase price of approximately $34.00 per share, or approximately $1.3 billion net of acquired cash.  The acquisition extends CSC’s ability to offer strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries.  The acquisition of Covansys will increase the Company’s delivery capabilities in India and accelerate development of strategic offshore offerings.

The acquisition was accounted for under the purchase method and accordingly, Covansys’ results of operations have been included with the Company’s from the date of acquisition.  The purchase price of the acquisition was allocated to the net assets acquired based on preliminary estimates of fair values at the date of acquisition and are subject to future adjustments.  The preliminary value estimates for intangible and fixed assets will be finalized no later than the end of the first quarter of fiscal 2009.  Based on the preliminary estimates of fair value, approximately $176 was allocated to the following identifiable intangible assets including customer relationships at $148, contract backlog $26, internally developed software $1 and trademark/tradename $1, with estimated useful lives of 16, 10, 5 and .5 years, respectively.  Approximately $1.1 billion was allocated to goodwill.  The amount of goodwill is primarily attributable to the increased delivery capabilities and penetration of certain industry segments anticipated to be provided by the acquisition as described above.  Of the $1.1 billion goodwill recognized the following amounts of $671, $384.1, $41.5, and $2.7 were assigned to BS&S − Other, Global Outsourcing Services, BS&S − Consulting and BS&S − Financial Services Sector, respectively.  The goodwill is not expected to be deductible for tax purposes.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 3—Acquisitions (Continued)

The following table presents the preliminary allocation of the acquisition and other related cost, to the assets acquired and liabilities assumed, based on their fair values:
Estimated Fair Values
Accounts receivable	$117
Prepaids and other current assets	18
Other assets	5
Net property, plant and equipment	35
Identifiable intangible assets	176
Goodwill	1,099
Accounts payable and accrued expenses	(47)
Other liabilities	(87)
Net assets acquired and goodwill	$1,316

Purchase price	$1,437
Less cash acquired	(121)
Purchase price net of cash acquired	$1,316

The following unaudited pro forma information presents consolidated results of operations as if the Covansys acquisition occurred at the beginning of each period presented.  Pro forma results include adjustments related to interest expense and depreciation and amortization resulting from the acquisition.  Covansys’ proforma results for the first three months of the twelve months ended March 28, 2008 include nonrecurring costs of $4.0 related to acquisition activities and results for both years include costs of being a standalone public company prior to the acquisition by CSC.  The pro forma information may not necessarily be indicative of the results of operations had the Covansys acquisition actually taken place at the beginning of each period presented. Further, the pro forma information may not be indicative of future performance.

	As Reported		Pro forma
	Twelve Months Ended		Twelve Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Revenue	$16,499.5	$14,854.9	$16,619.1	$15,318.5

Net Income	$544.6	$397.3	$531.5	$372.0

Basic Earnings Per Share	$3.26	$2.25	$3.18	$2.11

Diluted Earnings Per Share	$3.20	$2.21	$3.12	$2.07

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 3—Acquisitions (Continued)

As a result of the Covansys acquisition on July 2, 2007, the Company has incurred and will incur future costs to consolidate facilities, involuntarily terminate employees and other costs to integrate Covansys into the Company.  Generally accepted accounting principles require that these costs, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.  The facility consolidations relate to the rationalization of Covansys office space in the U.S. and internationally where space will be vacated and subleased if possible.  Involuntary terminations relate to approximately 29 Covansys employees.  As of March 28, 2008, 26 employees had been terminated.  Consolidation and integration plans were finalized in all geographies where Covansys operates except India, where plans to integrate with existing CSC operations are still being developed. Therefore, the estimated integration liabilities are subject to change as plans become finalized.  The components of the estimated acquisition integration liabilities included in the purchase price allocation for Covansys are presented in the following table.

	Acquisition Integration Liabilities	Paid as of March 28, 2008	Other	Balance Remaining at March 28, 2008
Facility consolidations	$4.4	$(1.2)		$3.2
Severance payments	4.9	(3.3)	$0.3	1.9
Other	.1			0.1
Total	$9.4	$(4.5)	$0.3	$5.2

The Company is currently reviewing the preliminary fair value estimates of assets acquired and liabilities assumed, including valuations associated with identified intangible assets, exit and facility consolidation activities, assets and liabilities related to taxes and long-term contracts, and other matters unresolved at the time of acquisition.  Adjustments to the purchase price allocation are expected to be finalized no later than the first quarter of fiscal 2009.  There can be no assurance that such adjustments will not be material.

As a result of the Datatrac acquisition on December 22, 2006, the Company incurred costs to consolidate facilities and other costs to integrate Datatrac into the Company.  The facility consolidations related to the abandonment and sublease of Datatrac facilities some of which the Company subsequently determined would not be abandoned or subleased. As a result, the Company had to reduce the reserve and goodwill by $4.7 in fiscal 2008.  The components of the final acquisition integration liabilities included in the purchase price allocation for Datatrac are presented in the following table.

	Acquisition Integration Liabilities	Paid as of March 28, 2008	Other	Balance Remaining at March 28, 2008
Facility consolidations	$5.9		$4.7	$1.2
Other	.1			.1
Total	$6.0		$4.7	$1.3

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 3—Acquisitions (Continued)

As a result of the DynCorp acquisition on March 7, 2003, the Company incurred costs to exit and consolidate activities, involuntarily terminate employees, and other costs to integrate DynCorp into the Company.  The facility consolidations related to the abandonment and sublease of DynCorp facilities.  The components of the final acquisition integration liabilities included in the purchase price allocation for DynCorp are presented in the following table.
	Acquisition Integration Liabilities	Paid as of March 28, 2008	Balance Remaining at March 28, 2008
Severance payments	$7.1	$7.1
Facility consolidations	66.7	59.7	$7.0
Other	6.1	3.5	2.6
Total	$79.9	$70.3	$9.6

Note 4—Goodwill

During the second quarter ended September 28, 2007, the Company completed its annual goodwill impairment test. Based on the results of these tests, no impairment losses were identified and performance of step two was not required.

The following table summarizes the changes in the carrying amount of goodwill by segment for the years ended March 28, 2008 and March 30, 2007:

	North American Public Sector	Global Outsourcing Services	BS&S − Consulting	BS&S − Financial Services Sector	BS&S − Other	Total
Balance as of March 31, 2006(1)	$553.6	$759.7	$435.2	$486.2	$66.3	$2,301.0
Additions		10.6	5.3	.5		16.4
Acquisitions	92.2					92.2
Dispositions		(.1)	(.1)			(.2)
Foreign currency translation		60.7	23.5	1.5	5.0	90.7
Balance as of March 30, 2007	645.8	830.9	463.9	488.2	71.3	2,500.1

Additions (Adjustments)	(4.7)	452.5	195.1	2.7	671.0	1,316.6
Foreign currency translation		104.8	45.4	2.9	5.4	158.5
Transfers	33.6		(33.6)
Balance as of March 28, 2008	$674.8	$1,388.1	$670.9	$493.8	$747.6	$3,975.2
(1)

During the first quarter of fiscal 2009, the Company revised its segment reporting structure as discussed in Note 15 of this Exhibit 99.03.  As a result of this revision, the March 31, 2006 balances have been modified to reflect this change.

The Global Outsourcing Services, BS&S − Consulting and BS&S − Other additions to goodwill during fiscal 2008 relate to the acquisitions of Covansys Corporation and First Consulting Group.  The North American Public Sector adjustments during fiscal 2008 are primarily related to the reversed Datatrac accruals for certain properties which the company determined will continue to be used.  See Note 3 - Acquisitions for further details on the additions and adjustments to goodwill.  The foreign currency translation amount relates to the impact of foreign currency adjustments in accordance with SFAS No. 52, “Foreign Currency Translation.”  The above transfer relates to the reporting structure change for certain consulting system and integration reporting units transferred from the BS&S − Consulting segment to the North American Public Sector segment.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 4-Goodwill (Continued)

The BS&S − Consulting additions to goodwill during fiscal 2007 relate to the acquisition of the remaining interest of a majority owned joint venture.  The North American Public Sector additions to goodwill during fiscal 2007 relate to the Datatrac Information Services acquisition on December 22, 2006.  See Note 3 for further details.  The BS&S − Consulting disposals relate to the divestment of Insurer (I/90) Software Product Business in South Africa.  The foreign currency translation amount relates to the impact of foreign currency adjustments in accordance with SFAS No. 52, “Foreign Currency Translation.”

Note 5—Other Intangible Assets

A summary of amortizable intangible assets as of March 28, 2008 and March 30, 2007 is as follows:

	March 28, 2008
	Gross Carrying Value	Accumulated Amortization	Net
Software	$1,532.6	$1,005.2	$527.4
Outsourcing contract costs	2,144.4	1,219.0	925.4
Customer and other intangible assets	387.5	147.9	239.6
Total intangible assets	$4,064.5	$2,372.1	$1,692.4

	March 30, 2007
	Gross Carrying Value	Accumulated Amortization	Net
Software	$1,343.6	$830.3	$513.3
Outsourcing contract costs	2,197.4	1,167.9	1,029.5
Customer and other intangible assets	189.1	108.0	81.1
Total intangible assets	$3,730.1	$2,106.2	$1,623.9

Amortization (including reduction of revenues as described in Note 1) related to intangible assets was $474.5, $430.8 and $435.6 for the years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.  Estimated amortization related to intangible assets at March 28, 2008 for each of the subsequent five years, fiscal 2009 through fiscal 2013, is as follows: $362.3, $323.5, $245.9, $194.0 and $146.5, respectively.

Capitalized and purchased software, net of accumulated amortization, consisted of the following:

	March 28, 2008	March 30, 2007
Commercial software products	$181.2	$188.2
Internal-use software	26.1	26.0
Purchased software	320.1	299.1
Total	$527.4	$513.3

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 6 – Special Items

Special items totaling $155.8 were recorded during the fiscal year ended March 28, 2008 and consisted of: (1) a $133.4 restructuring charge (see discussion below), and (2) a $22.4 charge related to the retirement of the Company’s chairman and chief executive officer recorded during the first quarter of fiscal 2008.  During fiscal 2007, special items totaling $316.1 were recorded for the year ended March 30, 2007 and consisted of:  (1) a $333.4 restructuring charge (see discussion below), (2) a year to date $1.0 true-up of an estimate related to the fiscal 2006 Nortel impairment charge and (3) an $18.3 gain from the redemption of DynCorp International preferred stock recorded during the first quarter of fiscal 2007.

As previously announced in a Form 8-K filed on May 25, 2007, the Company and its former Chairman and Chief Executive Officer, Van B. Honeycutt, entered into a retirement agreement pursuant to which Mr. Honeycutt resigned as Chief Executive Officer effective May 21, 2007, and as Chairman July 30, 2007, and received, as a separation benefit, a lump sum cash payment of $11.2 on January 31, 2008.  Mr. Honeycutt will receive certain other benefits through December 3, 2009.  As a result of Mr. Honeycutt’s retirement, recognition of the expense associated with his unvested stock-based compensation was accelerated resulting in stock based compensation of $12.2, of which $10.4 was recorded in Special Items and $1.8 was recorded as additional paid in capital.  The total pre-tax charge recorded in Special Items, including the lump sum cash payment and other benefits and the charge for accelerated vesting of employee stock-based compensation, was $22.4 ($13.6 net of tax).

Effective February 28, 2006, Nortel Networks (Nortel) terminated the Company’s services for certain information technology outsourcing activities covered by the agreement between Nortel and the Company.  As a result, the Company recorded a non-cash special item charge of $77.3 ($48.3 after tax).  The charge relates to the write down of outsourcing contract costs and certain equipment associated with the Nortel contract to estimated fair value, the loss on sale of equipment to Nortel, severance costs and costs associated with terminating the contract.  The Nortel contract is included in the Global Outsourcing Services reporting segment.

Restructuring

In April 2006, the Company announced a restructuring plan to be carried out during fiscal 2007 and 2008.  The objectives of the plan are to 1) streamline CSC’s worldwide operations and 2) leverage the increased use of lower cost global resources.  Restructuring charges consist predominantly of severance and related employee payments resulting from terminations.  During the third quarter of fiscal 2007 the Company evaluated facility consolidation opportunities and other areas where operations could be streamlined and costs reduced consistent with the plan objectives, resulting in additional lease termination, asset impairment and other charges.

Workforce reductions, including some voluntary terminations, in fiscal 2008 and 2007 were approximately 1,400 and 4,400, respectively.

Termination-related charges were $110.7 in fiscal 2008 compared to termination-related charges of $294.3 in fiscal 2007.  Other costs, which were primarily related to vacant space, of $22.7 were also recorded during fiscal 2008 compared to $39.1 in 2007.  The restructuring charge in fiscal 2008 was incurred in the Global Outsourcing Services, BS&S − Consulting, BS&S − Financial Services Sector and BS&S − Other reporting segments.  Restructuring charges of $333.4 were recorded in fiscal year 2007.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 6—Special Items (Continued)

A majority of the planned headcount reductions took place in Europe.  For fiscal 2008, European headcount decreased by approximately 900 compared to 3,000 in fiscal 2007.  Approximately 300 reductions were made in North America in fiscal 2008 compared to 1,100 in the prior year. The balance of the reductions occurred in Australia and Asia.

Restructuring-related pre-tax cash payments of approximately $180.4 were made in fiscal 2008, compared to restructuring-related pre-tax cash payments of approximately $207.2 in 2007.  Included in the restructuring charges are pension benefit augmentations that are due to certain employees in accordance with legal or contractual obligations, which will be paid out over several years as part of normal pension distributions. Such liabilities are included in the consolidated pension liability account.

See the following table for a summary of fiscal 2008:

	Liability as of March 30, 2007	Total pre-tax charges recorded year-to-date fiscal 2008	Less Payments	Other(1)	Restructuring liability as of Mar. 28, 2008
Workforce reductions	$93.5	$110.7	$(150.9)	$8.0	$61.3
Other	38.8	22.7	(29.5)	0.8	32.8
Total	$132.3	$133.4	$(180.4)	$8.8	$94.1

(1)	Primarily foreign currency translation adjustments.

See the following table for a summary of fiscal 2007 activity:

	Total pre-tax charges recorded year-to-date fiscal 2007	Less charges not affecting restructuring liability (1)	Less Payments(2)	Other(3)	Restructuring liability as of March 30, 2007
Workforce reductions	$294.3	$(6.8)	$(201.7)	$7.7	$93.5
Other	39.1	4.2	(5.5)	1.0	38.8
Total	$333.4	$(2.6)	$(207.2)	$8.7	$132.3

(1)	Charges primarily consist of pension benefit augmentations offset by gains on sale of restructured assets.
(2)	Excludes $25.8 cash proceeds received from the sale of a data center facility.
(3)	Foreign currency translation adjustments.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 7—Income Taxes

Total income tax expense was allocated as follows:

	Fiscal Year
	2008	2007	2006

Income from continuing operations	$373.3	$209.0	$319.5
Income from discontinued operations			26.0
Cumulative effect on prior years of changes in accounting principles			(1.3)
	$373.3	$209.0	$344.2

The sources of income before taxes from continuing operations, classified between domestic entities and those entities domiciled outside of the United States are as follows:

	Fiscal Year
	2008	2007	2006

Domestic entities	$578.3	$640.6	$526.2
Entities outside the United States	339.6	(34.3)	235.6
Total	$917.9	$606.3	$761.8

The provision for income tax expense on income from continuing operations is classified between current and deferred and by taxing jurisdiction in the following manner:

	Fiscal Year
	2008	2007	2006

Current
Federal	$339.3	$271.4	$359.5
State	33.5	26.3	(39.7)
Foreign	65.8	119.1	45.5
	438.6	416.8	365.3

Deferred
Federal	(85.5)	(88.9)	(130.5)
State	(18.3)	(20.9)	47.3
Foreign	38.5	(98.0)	37.4
	(65.3)	(207.8)	(45.8)
Total provision for income taxes	$373.3	$209.0	$319.5

The current provision includes interest and penalties of $66.2 for uncertain tax positions for fiscal year 2008.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 7—Income Taxes (Continued)

The major elements contributing to the difference between the U.S. federal statutory tax rate of 35.0% and the effective tax rate are as follows:

	Fiscal Year
	2008	2007	2006

Statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal tax	0.6	0.6	0.6
Change in uncertain tax positions	3.4	1.2	4.1
Foreign rate differential	1.0	5.4	0.2
Income tax credits	(0.7)	(7.8)	(0.2)
Other	1.4	0.1	2.2
Effective tax rate	40.7%	34.5%	41.9%

The tax effects of significant temporary differences that comprise deferred tax balances are as follows:

	March 28, 2008	March 30, 2007

Deferred tax assets (liabilities)
Employee benefits	$367.8	$456.3
Tax loss/credit carryforwards	260.9	358.9
Depreciation and amortization	(348.5)	(308.8)
Contract accounting	(373.8)	(313.7)
Investment basis differences	(51.3)	(6.5)
Accrued Interest	114.9	75.9
Foreign Currency	(79.8)	(100.7)
State Taxes	79.8	72.9
Other Assets	216.8	203.5
Other Liabilities	(133.6)	(136.8)
Subtotal	53.2	301.0
Valuation allowance	(129.5)	(234.0)
Total deferred tax assets (liabilities)	$(76.3)	$67.0

After netting the results of each tax jurisdiction, the above deferred tax amounts resulted in a net $202.7 liability and a net $75.3 asset that are classified as current in the Company’s balance sheet at March 28, 2008 and March 30, 2007, respectively. All net long-term deferred tax assets are included in other assets in the accompanying consolidated balance sheets.

The decrease to the valuation allowance for the fiscal year ended March 28, 2008 of $104.5 relates primarily to deferred tax assets for net operating losses in certain foreign and state tax jurisdictions released in connection with the FIN 48 adoption.  In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. In determining whether the deferred tax assets are realizable the Company considers available positive and negative evidence including the period of expiration of the tax asset, planned use of the asset, and historical and projected taxable income as well as tax liabilities for the tax jurisdiction in which the tax asset relates. Valuation allowances are evaluated periodically and will be subject to change in each future reporting period as a result of changes in one or more of these factors.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 7—Income Taxes (Continued)

At March 28, 2008 and March 30, 2007, the Company has available unused foreign net operating loss (NOL) carryforwards of $1,612.2 and $1,369.7 and state NOL carryforwards of $837.1 and $948.2 and other state credit carryforwards of $47.4 and $29.5.  As of March 28, 2008, the foreign NOL carryforwards can be carried over indefinitely, except for $298.2 which expire at various dates through 2018.  As of March 28, 2008, the state NOL and credit carryforwards expire at various dates through 2028.

The Company is currently the beneficiary of tax holiday incentives in India which expire in fiscal year 2010.  As a result of the tax holiday incentives, the Company’s tax expense was reduced by approximately $15.6, $7.2 and $5.3 during fiscal years 2008, 2007 and 2006, respectively.

The cumulative undistributed earnings of the Company’s foreign subsidiaries were approximately $1,147.2 as of March 28, 2008. As the Company intends to permanently reinvest all such earnings, no provision has been made for income taxes that may become payable upon the distribution of such earnings, and it is not practicable to determine the amount of the related unrecognized deferred income tax liability.

The Company adopted the provisions of FASB Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," effective March 31, 2007.  FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  FIN 48 also provides guidance on the accounting for and disclosure of liabilities for uncertain tax positions, interest and penalties.

As a result of the implementation of FIN 48, the Company adjusted the estimated value of its uncertain tax positions by recognizing additional liabilities totaling $171.4 as a reduction to earnings retained for use in business and $1.5 as an adjustment to additional paid-in-capital.  Upon the adoption of FIN 48, the estimated value of the Company’s uncertain tax positions was a liability of $1,414.8 resulting from unrecognized net tax benefits including interest and penalties of $370.2 and is net of $249.1 of related tax carryforwards.  The balance of the gross liability for uncertain tax positions and the related tax carryforwards at March 31, 2007 have been increased from the amounts disclosed upon adoption by $123.1 representing foreign net operating loss carryforwards which were netted against the related liability for foreign uncertain tax positions at the adoption of FIN 48.  The change had no effect upon the Company’s financial statements as the amounts are presented net in the Company’s consolidated balance sheets.  Of the $1,414.8 liability for uncertain tax positions, $344.7 was recorded in current liabilities as income taxes payable and deferred income taxes, and approximately $1,070.1 was recorded in non-current liabilities as income tax liabilities in the consolidated condensed balance sheet.

As of March 28, 2008, the estimated value of the Company's uncertain tax positions was a liability of $1,437.4 resulting from unrecognized net tax benefits including interest and penalties of $436.4 and is net of $349.3 of related tax carryforwards.  Of the $1,437.4 liability for uncertain tax positions, $201.8 was recorded in current liabilities as income taxes payable and deferred income taxes, and approximately $1,235.6 was recorded in non-current liabilities as income tax liabilities in the consolidated balance sheet.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 7—Income Taxes (Continued)

The following table summarizes the activity related to the Company’s unrecognized tax benefits (excluding interest and penalties and related tax carryforwards):

Total
Balance at March 31, 2007	$1,293.7
Gross increases related to prior year tax positions	60.3
Gross decreases related to prior year tax positions	(229.0)
Gross increases related to current year tax positions	162.2
Settlements/Lapse in statute of limitation	(4.7)
Foreign exchange and others	67.8
Balance at March 28, 2008	$1,350.3

If the Company’s positions are sustained by the taxing authority in favor of the Company, approximately $627.0 (excluding interest and penalties) of uncertain tax position liabilities would favorably impact the Company’s effective tax rate.

Prior to the adoption of FIN 48, the Company’s policy was to classify penalties as an operating expense, and interest on tax overpayments and underpayments as interest in arriving at pretax income.  Upon adoption of FIN 48, the Company elected to change its accounting policy and classify interest expense on overpayments and underpayments and uncertain tax positions and penalties in the income tax provision.  As of the date of adoption of FIN 48, the Company had accrued $211.0 of interest and $159.2 of penalties related to income tax matters.  During the year ended March 28, 2008, the Company accrued interest of $77.8 ($47.0 net of tax) and had a net release of penalties of $11.6, and as of March 28, 2008 has recognized a liability for interest of $288.8 ($174.6 net of tax) and penalties of $147.6.

During the next 12 months, it is reasonably possible the Company’s liability for uncertain tax positions may change by a significant amount as a result of the following:

•
The Company completed its settlement discussions with the IRS subject to an additional administrative review with respect to the examination of fiscal years 1995 through 1999.  This administrative review was completed subsequent to fiscal year 2008 and the changes to uncertain tax positions subsequent to year end are not significant.  The statute of limitations will close on these years in the second quarter of fiscal 2009.  The nature of the significant items examined includes bad debt deductions, property transactions, and research credits.

•
The Company’s U.S. federal income tax returns for fiscal years 2000 and beyond remain subject to examination by the IRS. The IRS commenced an examination of fiscal years 2000 through 2004 federal income tax returns beginning in fiscal year 2007, and the Company expects to reach a settlement by December 31, 2008.  Accordingly, the Company has agreed to extend the statute of limitations for these tax years through December 31, 2008.  The nature of the significant items subject to examination includes depreciation and amortization, research credits, and international tax issues.

•
In the first quarter of fiscal year 2009 the Company filed several applications for changes in accounting methods with the IRS associated with certain unrecognized tax benefits.  The nature of the accounting method changes includes deferred rent, reserves, and property tax.

•
The Company is under exam in various states and it is reasonably possible that during the next 12 months the Company may settle certain state tax examinations or voluntarily settle state income tax positions in a negotiated settlement in other states.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 7—Income Taxes (Continued)

Conclusion of the above matters could result in settlements for different amounts than the Company has accrued as uncertain tax benefits.  If a position for which the Company concluded was more likely than not and was subsequently not upheld, then the Company would need to accrue and ultimately pay an additional amount.  Conversely, the Company could settle positions with the tax authorities for amounts lower than have been accrued or extinguish a position through payment.  The Company believes the outcomes which are reasonably possible within the next 12 months may result in a reduction of the liability for unrecognized tax benefits ranging from approximately $72.1 to $885.1, excluding penalties and interest.

The Company’s significant foreign jurisdictions including the United Kingdom, Australia, Germany, and Canada are subject to examination for various years beginning in fiscal year 2001.  The Company is currently under examination in Canada, UK, and Germany.

Note 8—Receivables

Receivables consist of the following:

	March 28, 2008	March 30, 2007
Billed trade accounts	$2,516.2	$2,383.5
Unbilled recoverable amounts under contracts in progress	1,799.8	1,665.6
Other receivables	143.8	138.3
Total	$4,459.8	$4,187.4

As of March 28, 2008, there were no billed trade accounts receivable for long-term contracts that are unpaid by customers under retainage provisions.

Unbilled recoverable amounts under contracts in progress generally become billable upon completion of a specified contract, negotiation of contract modifications, completion of government audit activities, achievement of project milestones or upon acceptance by the customer.  Unbilled recoverable amounts under contracts in progress include amounts for long-term contracts of $1,016.7, including $586.0 which is expected to be collected during fiscal 2009 and $430.7 which is expected to be collected within fiscal 2010 and thereafter.

Note 9—Debt

Short-term

The Company’s commercial paper program is backed by a multi-year facility which expires on July 12, 2012.  Outstanding commercial paper is classified as short term obligations on the balance sheet.  At March 28, 2008 and March 30, 2007, the Company had $262.9 and no commercial paper outstanding, respectively.  The weighted average interest rate on the Company’s commercial paper borrowings was 5.1% and 5.4% for the years ended March 28, 2008 and March 30, 2007, respectively.

The Company had $46.6 and $51.9 of borrowings outstanding under its uncommitted lines of credit with certain foreign banks, as of March 28, 2008 and March 30, 2007, respectively.  CSC has provided parent guarantees for these short-term lines of credit which carry no commitment fees or significant covenants.  The weighted average interest rate on borrowings under these short-term lines of credit was 3.9% at March 28, 2008 and 3.7% at March 30, 2007.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 9—Debt (Continued)

Long-term

The following is a summary of long-term debt:

	March 28, 2008	March 30, 2007	Effective Rate
6.25% term notes, due March 2009	$200.0	$200.0	6.32%
7.375% term notes, due June 2011	498.8	498.5	7.48
5.00% term notes, due February 2013	298.2	297.8	5.16
3.50% term notes, due April 2008	300.0	299.4	3.77
6.50% term notes, due 2018	995.8		6.56
5.50% term notes, due 2013	696.6		5.61
Capitalized lease liabilities	153.8	151.8
Notes payable	21.0	6.5
Total long-term debt	3,164.2	1,454.0
Less current maturities	528.9	41.8
Total	$2,635.3	$1,412.2

On March 3, 2008, the Company issued $700 principal 5.5% Senior Notes due 2013, and $1,000 principal 6.5% Senior Notes due 2018 through a Section 144A private offering with Banc of America Securities LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.  The deferred issuance cost related to the $700 and $1,000 senior notes were $.4 and $.5, respectively, at March 28, 2008.  The Company expects to complete an exchange offer for the notes during fiscal 2009.

Capitalized lease liabilities shown above represent amounts due under leases for the use of computers and other equipment. Included in property and equipment are related assets of $289.1 (2008) and $325.8 (2007), less accumulated amortization of $79.1 and $88.2, respectively.

Certain of the Company’s borrowing arrangements contain covenants that require the Company to maintain certain financial ratios and limit the amount of dividend payments. Under the most restrictive requirement, $3,801.9 of retained earnings was available for cash dividends at March 28, 2008.  The Company was in compliance with all covenants at March 28, 2008.

Expected maturities of long-term debt for years subsequent to March 28, 2008 are as follows (in millions):

2009	$ 528.9
2010	28.3
2011	26.8
2012	516.4
2013	1,004.2
Thereafter	1,059.6
Total	$3,164.2

    In the normal course of business, the Company may provide certain customers and potential customers with financial performance guarantees, which are generally backed by standby letters of credit or surety bonds. In general, the Company would only be liable for the amount of these guarantees in the event of default in the performance of our obligations, the probability of which is remote in management’s opinion. The Company is in compliance with the performance obligations under all service contracts for which there is a performance guarantee, and any liability incurred in connection with these guarantees would not have a material adverse effect on the Company’s consolidated results of operations or financial position. In addition, the Company has other guarantees that represent parent guarantees in support of working capital credit lines established with local financial institutions for its foreign business units.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 9—Debt (Continued)

The following table summarizes the expiration of the Company’s financial guarantees outstanding as of March 28, 2008.

	Fiscal 2009	Fiscal 2010	Fiscal 2011 and thereafter	Total
Performance guarantees:
Surety bonds	$29.5	$3.1		$32.6
Letters of credit	532.7	11.1	$2.6	546.4
Standby letters of credit	73.0			73.0
Foreign subsidiary debt guarantees	670.3	3.0		673.3
Total	$1,305.5	$17.2	$2.6	$1,325.3

Note 10 – Share Repurchase Program

On June 29, 2006 the Company’s Board of Directors authorized a share repurchase program of up to $2,000.  The share repurchase program included two accelerated share repurchase transactions, an accelerated share repurchase transaction and a collared accelerated share repurchase transaction, as well as a 10b5-1 share repurchase plan.  In connection with the 10b5-1 share repurchase plan the Company entered into a purchase agreement with Goldman, Sachs & Co. to acquire up to an additional $1.03 billion in market value of outstanding common stock through open market repurchase transactions.  The share repurchase plan was completed during fiscal 2008.  Under the plan the Company acquired approximately 21.7 million shares for $1.03 billion for an average price per share of $47.49 during fiscal 2008.  The acquired shares were retired with common stock, paid-in capital and retained earnings reduced by $21.6, $235.1 and $771.8, respectively.

In connection with the accelerated share repurchase transactions portion of the share repurchase program, the Company entered into an accelerated share repurchase agreement and a collared accelerated share repurchase agreement with Goldman, Sachs & Co on June 29, 2006.  Under the accelerated share repurchase agreement, which was effective as of June 29, 2006, the Company acquired 9.3 million shares of common stock on June 29, 2006 from Goldman, Sachs & Co for $500. Under the collared accelerated share repurchase transaction, which was effective July 5, 2006, the Company received an initial minimum delivery of common stock outstanding of 7.1 million shares for a payment of $500. The transactions were accounted for as a share retirement with common stock, paid-in capital and retained earnings reduced by $16.4, $152.6 and $831.0, respectively. The accelerated share repurchase agreement was settled on July 6, 2007 and the Company received $28.7 in final settlement.  The collared accelerated share repurchase agreement was settled during July, 2007 and the Company received an additional 2.7 million shares as final settlement of the transaction.  The final settlement of these transactions reduced common stock $2.7, reduced paid-in capital $28.1, and increased retained earnings $59.5.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans

The Company and its subsidiaries offer a number of pension and postretirement benefit, life insurance benefit, deferred compensation, and other plans, as described below.

A contributory, defined benefit pension plan is generally available to U.S. employees. Certain non-U.S. employees are enrolled in defined benefit pension plans in the country of domicile. In addition, the Company has two supplemental executive retirement plans (SERP), which are nonqualified, noncontributory pension plans. The Company provides subsidized healthcare and life insurance retirement benefits for certain U.S. employees, generally for those employed prior to August 1992, as well as dental and prescription drug benefits for certain Canadian employees. Most employees outside the U.S. are covered by government sponsored programs at no direct cost to the Company other than related payroll taxes.

CSC utilizes actuarial methods required by SFAS No. 87, “Employers’ Accounting for Pensions”, and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” to recognize the expense for pension and other postretirement benefit plans, respectively.  CSC has implemented SFAS No. 132(R) (as modified by SFAS No. 158), “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”, for financial statement disclosures.  Inherent in the application of these actuarial methods are key assumptions, including, but not limited to, discount rates and expected long-term rates of return on plan assets. Changes in the related pension and other postretirement benefit costs may occur in the future due to changes in the underlying assumptions, changes in the number and composition of plan participants and changes in the level of benefits provided.

CSC uses a measurement date of December 31 for the majority of its pension and other postretirement benefit plans.

Pension Plans

The following tables provide reconciliations of the changes in the plans’ projected benefit obligations and assets, and a statement of their funded status:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Reconciliation of Benefit Obligation
Projected benefit obligation at beginning of year	$2,202.9	$1,961.6	$2,346.3	$1,956.9
Service cost	119.6	128.2	57.9	64.2
Interest cost	130.0	115.4	120.7	102.2
Plan participants' contributions	47.5	44.7	9.6	22.1
Amendments	13.6	(20.3)	.9	(1.0)
Business (dispositions)/contract acquisitions			(184.5)	1.4
Settlement/curtailment	(2.9)	(.5)	(32.3)	(11.4)
Actuarial (gain) loss	(147.2)	46.2	(150.8)	41.9
Benefits paid	(79.0)	(72.4)	(72.3)	(66.9)
Other expenses				1.7
Foreign currency exchange rate changes			81.9	235.2
Projected benefit obligation at end of year	$2,284.5	$2,202.9	$2,177.4	$2,346.3

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$1,892.6	$1,594.1	$1,902.2	$1,504.0
Actual return on plan assets	98.0	213.1	99.3	166.6
Employer contribution	126.0	113.4	114.5	101.5
Plan participants' contributions	47.5	44.7	9.6	22.1
Benefits paid	(79.0)	(72.4)	(72.3)	(66.9)
Business/contract acquisitions (disposition)	.3	(.3)	(141.3)	(3.1)
Plan settlement	(2.9)		(29.6)
Other expenses				(9.1)
Foreign currency exchange rate changes			55.3	187.1
Fair value of plan assets at end of year	$2,082.5	$1,892.6	$1,937.7	$1,902.2

Funded status	$(202.0)	$(310.3)	$(239.7)	$(444.1)
Contribution adjustment	27.4	29.0	17.2	22.5
Funded status at End of Year	$(174.6)	$(281.3)	$(222.5)	$(421.6)

The following table provides the amounts recorded in the Company’s consolidated balance sheet:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Non-current assets	$4 .4	$.2	$18 .8	$8.4
Current liabilities	(6.2)	(5.0)	(5.8)	(6.5)
Non-current liabilities	(172.8)	(276.5)	(235.5)	(423.5)
Accumulated other comprehensive loss	107.7	201.9	328.9	471.3
Net amount recorded	$(66.9)	$(79.4)	$106.4	$49.7

The accumulated benefit obligation at the end of 2008 and 2007 was $3,942.4 and $3,928.1, respectively.

The following is a summary of amounts in accumulated other comprehensive loss as of March 28, 2008 and March 30, 2007 that have not been recognized in the consolidated statements of operations as components of net periodic pension cost:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Net transition obligation			$(8.5)	$(10.0)
Prior service credit (cost)	$1.1	$14.3	(3.1)	(2.9)
Net actuarial loss	(108.8)	(216.2)	(317.3)	(458.4)
Accumulated other comprehensive loss	$(107.7)	$(201.9)	$(328.9)	$(471.3)

As of March 28, 2008 and March 30, 2007, the balance of minimum liability adjustments included in accumulated other comprehensive loss was $283.1 (net of related taxes of $153.5) and $454.8 (net of related taxes of $218.4), respectively.

The following table summarizes the weighted average assumptions used in the determination of the Company’s pension plans’ benefit obligations for the years ended March 28, 2008 and March 30, 2007:

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Discount rate	6.6%	6.0%	5.6%	5.1%
Rates of increase in compensation levels	4.2%	4.2%	3.5%	3.7%

The following table lists selected information for the pension plans as of March 28, 2008 and March 30, 2007:

	U.S. Plans		Non-U.S. Plans
End of Year	2008	2007	2008	2007
Projected benefit obligation	$2,284.5	$2,202.9	$2,177.4	$2,346.3
Accumulated benefit obligation	2,138.8	2,037.1	1,803.6	1,891.0
Fair value of plan assets	2,082.5	1,892.6	1,937.7	1,902.2

	Plans with Projected		Plans with Accumulated
	Benefit Obligation in		Benefit Obligation in
	Excess of Plan Assets		Excess of Plan Assets
	(U.S. and Non-U.S.)		(U.S. and Non-U.S.)
End of Year	2008	2007	2008	2007
Projected benefit obligation	$4,171.0	$4,496.9	$467.6	$2,286.1
Accumulated benefit obligation	3,688.7	3,876.8	429.0	2,104.6
Fair value of plan assets	3,711.2	3,734.6	220.8	1,855.6

The net periodic pension cost for U.S. and non-U.S. pension plans included the following components:

	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006
Service cost	$119.6	$128.2	$118.3	$57.9	$64.2	$65.3
Interest cost	130.0	115.4	101.6	120.7	102.2	87.7
Expected return on assets	(152.6)	(132.6)	(111.8)	(143.7)	(121.4)	(93.0)
Amortization of transition obligation				1.3	1.2	1.1
Amortization of prior service costs	.4	3.4	3.4	.8	(1.1)	1.0
Amortization of unrecognized net loss	14.6	16.0	23.5	21.2	15.4	16.2
Settlement/curtailment		(.5)		3.0	.7
Special termination benefits and other costs				5.7	5.7
Net periodic pension cost	$112.0	$129.9	$135.0	$66.9	$66.9	$78.3

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

The estimated net transitional obligation, prior service cost and actuarial loss for defined benefit plans that will be amortized from accumulated other comprehensive income into net periodic pension cost over the next fiscal year are $1.2, $1.8 and $14.8, respectively.

The weighted-averages of the assumptions used to determine net periodic pension cost were:

	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006
Discount or settlement rates	6.0%	5.9%	5.9%	5.0%	4.9%	5.3%
Expected long-term rates of return on assets	8.5%	8.5%	8.5%	7.2%	7.0%	7.1%
Rates of increase in compensation levels	4.2%	4.4%	4.6%	3.6%	3.5%	3.7%

The discount rate assumption reflects the market rate for high-quality, fixed income debt instruments as of our annual measurement date and is therefore subject to change each year.  The required use of an expected long-term rate of return on plan assets may result in recognized plan income that differs from the actual return on those plan assets in any given year.  Over time, the actual long-term rate of return on plan assets is expected to approximate the return assumption utilized.  Differences between expected and actual returns are recognized in the calculation of net periodic pension cost.  Rate of increase in compensation levels and other assumptions, such as turnover and life expectancy, also impact pension calculations.

The expected long-term rate of return on plan assets assumption is selected by first identifying the expected range of long-term rates of return for each major asset class.  Expected long-term rates of return are developed based on long-term historical averages as well as current expectations of future returns.  Consideration is given to the extent active management is employed in each class.  A single expected long-term rate of return on plan assets is then calculated by weighing each class.

The asset allocation of pension plans at December 31, 2007 and 2006 is as follows:

	U.S. Plans		Non-U.S. Plans
Asset Category	2007	2006	2007	2006
Equity securities	72%	70%	63%	70%
Debt securities	28%	27%	26%	20%
Other		3%	11%	10%
Total	100%	100%	100%	100%

The Company’s investment strategy for plan assets takes into account a number of factors, including the time horizon of the pension plans’ obligations.   For each of the largest plans, an allocation range by asset class is developed.  The allocation has a significant weighting for equity investments in part due to the relatively long duration of the plans’ obligations.  Third party investment managers are employed to invest assets in both passively-indexed and actively-managed strategies.  The Company’s allocation range for its largest plan is 60-76% equities, 23-31% debt securities and 0-10% cash and other investments.   The Company has typically used cash flow from employer and employee contributions to keep allocations within the range.  The Company also has investments in insurance contracts to pay plan benefits in certain countries.  The allocation above does not include certain amounts that are included in the fair value of assets such as cash awaiting investment or asset transfer receivable amounts from other plans.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

Information about the expected cash flows for pension plans follows:

	Pension Plans
	U.S.	Non-U.S.
	Plans	Plans
Employer contributions
2009 (expected)	$117	$80
Expected Benefit Payments
2009	$100	$65
2010	100	65
2011	115	70
2012	125	75
2013	135	80
2014-2018	910	505

No plan assets are expected to be returned to the Company in the next fiscal year.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

Other Postretirement Benefit Plans

The following tables provide reconciliations of the changes in postretirement plans’ benefit obligations and assets, and a statement of their funded status:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Reconciliation of Benefit Obligation
Benefit obligation at beginning of year	$173.0	$149.5	$9.6	$10.8
Service cost	2.4	2.2	.2	.3
Interest cost	10.0	8.8	.5	.5
Plan participants' contributions	2.0	1.7
Amendments		(.5)
Business combination	.4
Curtailment		(.5)		(2.1)
Actuarial gain (loss)	(12.7)	21.8	(.2)
Benefits paid	(9.5)	(10.0)	(.1)	(.1)
Foreign currency exchange rate changes			1.5	.2
Benefit obligation at end of year	$165.6	$173.0	$11.5	$9.6

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$83.2	$76.6
Actual return on plan assets	4.2	7.4
Employer contribution	4.9	7.5	$.1	$.1
Plan participants' contributions	2.0	1.7
Benefits paid	(9.5)	(10.0)	(.1)	(.1)
Fair value of plan assets at end of year	$84.8	$83.2		$-

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Funded status	$(80.8)	$(89.8)	$(11.5)	$(9.6)
Contribution adjustment	1.3	.6
Funded status at end of year	$(79.5)	$(89.2)	$(11.5)	$(9.6)

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

The following table provides the amounts recorded in the Company’s consolidated balance sheets:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Non-current assets
Current liabilities	$(5.3)	(4.4)	$(.2)	$(.1)
Non-current liabilities	(74.2)	(84.8)	(11.3)	(9.5)
Accumulated other comprehensive loss	54.1	70.3	1.5	1.8
Net amount recorded	$(25.4)	$(18.9)	$(10.0)	$(7.8)

The following is a summary of amounts in accumulated other comprehensive loss as of March 28, 2008 and March 30, 2007 that have not been recognized in the consolidated statements of operations as components of net periodic benefit cost:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Net transition obligation	$(7.4)	$(9.0)	$(.4)	$(0.3)
Prior service cost	(1.6)	(1.8)		-
Net actuarial loss	(45.1)	(59.5)	(1.1)	(1.5)
Accumulated other comprehensive loss	$(54.1)	$(70.3)	$(1.5)	$(1.8)

As of March 28, 2008 and March 30, 2007, the balance of minimum liability adjustments included in accumulated other comprehensive loss were $34.8 (net of related taxes of $20.7), and $43.8 (net of related taxes of $28.3), respectively.

The following table lists selected information for other postretirement benefit plans of March 28, 2008 and March 30, 2007:
					Plans with Accumulated
					Postretirement Benefit
					Obligation in Excess
					of the Fair Value of
					Plan Assets
	U.S. Plans		Non-U.S. Plans		(U.S. and Non-U.S.)
End of Year	2008	2007	2008	2007	2008	2007
Accumulated postretirement benefit obligation	$165.6	$173.0	$11.5	$9.6	$177.1	$182.6
Fair value of plan assets	84.8	83.2	-	-	84.8	83.2

At March 28, 2008 and March 30, 2007, the Company had no postretirement healthcare plan assets outside the U.S.  Benefits paid include amounts paid directly from plan assets and amounts paid by the Company.

For U.S. plans, a weighted-average discount rate of 6.4% and 5.8% was used in the determination of the Company’s postretirement benefit obligation for the years ended March 28, 2008 and March 30, 2007, respectively.  For non-U.S. plans, a weighted-average discount rate of 5.8% and 5.5% was used in the determination of the Company’s postretirement healthcare obligation for the years ended March 28, 2008 and March 30, 2007, respectively.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

The assumed healthcare cost trend rate used in measuring the expected benefit obligation for U.S. postretirement benefit plans was 8.5% for fiscal 2008, declining to 5.0% for 2013 and subsequent years.  For the non-U.S. postretirement benefit plans, it was 8.8% for fiscal 2008, declining to 5.1% for 2018 and subsequent years.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans.  A one-percentage change in the assumed healthcare cost trend rates would have had the following effect:

	One Percentage Point
	Increase	Decrease
Effect on accumulated postretirement healthcare obligation as of March 28, 2008	$12.9	$(12.8)
Effect on net periodic postretirement healthcare cost for fiscal 2008	$1.0	$(1.2)

The net periodic benefit cost for U.S. and non-U.S. other postretirement benefit plans included the following components:
	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006
Service cost	$2.4	$2.2	$1.4	$.2	$.3	$.3
Interest cost	10.0	8.8	6.8	.5	.5	.4
Expected return on assets	(6.9)	(6.4)	(6.2)
Amortization of transition obligation	1.6	1.6	1.6	.1	.1	.1
Amortization of prior service costs	.7	.7	.7			.7
Recognized actuarial loss	4.3	3.6	.1	.1	.1	.1
Settlement/curtailment		(.2)
Net provision for postretirement benefits	$12.1	$10.3	$4.4	$0.9	$1.0	$1.6

The estimated net transitional obligation, prior service cost and actuarial loss for other postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $1.6, $.4 and $3.7, respectively.

The weighted-averages of the assumptions used to determine net periodic benefit cost were as follows.  See the above discussion of Pension Plans for how the assumptions are developed.

	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006
Discount or settlement rates	5.9%	5.9%	5.9%	5.5%	5.2%	5.5%
Expected long-term rates of return on assets [1]	8.5%	8.5%	8.5%

 [1] The Company had no other postretirement benefit plan assets outside the U.S.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per-share amounts)

Note 11 — Pension and Other Benefit Plans (Continued)

The asset allocation for U.S. other postretirement benefit plans at December 31, 2007 and 2006 is as follows:

	Percentage of Plan Assets at Year End
Asset Category	2007	2006
Equity securities	66%	59%
Debt securities	27%	33%
Cash	7%	8%
Total	100%	100%

The Company’s investment strategy for its funded post retirement benefits is similar to the strategy for its pension assets.  The Company’s target allocation for these assets is in the range of 50-70% equities, 30-50% debt securities and 0-10% cash and other investments.

Information about the expected cash flows for other postretirement benefit plans follows.  No significant cash flow is expected for other postretirement benefit plans outside the U.S.

Employer contributions
2009 (expected)	$10
Expected Benefit Payments
2009	$10
2010	10
2011	15
2012	15
2013	15
2014-2018	70

No plan assets are expected to be returned to the Company in the next fiscal year.

Other Benefit Plans

The Company sponsors several defined contribution plans for substantially all U.S. employees and certain foreign employees. The plans allow employees to contribute a portion of their earnings in accordance with specified guidelines. At March 28, 2008, plan assets included 8,431,175 shares of the Company’s common stock.  During fiscal 2008, fiscal 2007 and fiscal 2006, the Company contributed $157.3, $140.0, and $139.7, respectively.

Effective August 14, 1995, the Company adopted the Computer Sciences Corporation Deferred Compensation Plan (the Plan). The Plan consists of two separate plans, one for the benefit of key executives and one for the benefit of non-employee directors. Pursuant to the Plan, certain management and highly compensated employees are eligible to defer all or a portion of their regular salary that exceeds the limitation set forth in Internal Revenue Section 401(a)(17) and all or a portion of their incentive compensation, and nonemployee directors are eligible to defer up to 100% of their compensation. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account.

The liability under this Plan amounted to $89.1 at March 28, 2008, and $89.0 at March 30, 2007. The Company’s expense under the Plan totaled $6.2, $6.0, and $5.8 for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 12—Commitments and Contingencies

Commitments

The Company has operating leases for the use of certain real estate and equipment. Substantially all operating leases are non-cancelable or cancelable only by the payment of penalties. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most real estate leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in utilities and property taxes. Lease rental expense amounted to $321.3, $345.1 and $299.6 for the years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively. In addition, the Company also has $52.2 of sublease income to be received through 2017.

Minimum fixed rentals required for the next five years and thereafter under operating leases in effect at March 28, 2008 are as follows:

Fiscal Year	Real Estate	Equipment
2009	$206.2	$62.4
2010	174.1	28.3
2011	143.7	14.7
2012	111.9	3.9
2013	74.2	1.5
Thereafter	134.5
	$844.6	$110.8

The Company has signed long-term purchase agreements with certain software, hardware, telecommunication and other service providers to obtain favorable pricing and terms for services that are necessary for the operations of business activities. Under the terms of these agreements, the Company is contractually committed to purchase specified service minimums over periods ranging from one to five years. If the Company does not meet the specified service minimums, the Company would have an obligation to pay the service provider a portion or all of the shortfall. Minimum purchase commitments for each of the subsequent five years, fiscal 2009 through fiscal 2013, are as follows: $330.9, $79.3, $16, $5.7 and none, respectively.

Contingencies

The primary financial instruments which potentially subject the Company to concentrations of credit risk are accounts receivable. The Company’s customer base includes Fortune 500 companies, the U.S. Federal and other governments and other significant, well-known companies operating in North America, Europe and the Pacific Rim. Credit risk with respect to accounts receivable is minimized because of the nature and diversification of the Company’s customer base. Furthermore, the Company continuously reviews its accounts receivables and records provisions for doubtful accounts as needed.

In the normal course of business, the Company may provide certain clients, principally governmental entities, with financial performance guarantees, which are generally backed by standby letters of credit or surety bonds.  In general, the Company would only be liable for the amounts of these guarantees in the event that nonperformance by the Company permits termination of the related contract by the Company’s client, which the Company believes is remote.  At March 28, 2008, the Company had $579 of outstanding letters of credit and surety bonds relating to these performance guarantees.  The Company believes it is in compliance with its performance obligations under all service contracts for which there is a financial performance guarantee, and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse affect on its consolidated results of operations or financial position.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 12—Commitments and Contingencies (Continued)

The Company generally indemnifies its software license customers from claims of infringement on a United States patent, copyright, or trade secret. CSC’s indemnification covers costs to defend customers from claims, court awards or related settlements. The Company maintains the right to modify or replace software in order to eliminate any infringement. Historically, CSC has not incurred any significant costs related to customer software license indemnification. Management considers the likelihood of incurring future costs to be remote. Accordingly, the Company has not recorded a related liability.

In the course of business, discrepancies or claims may arise as to the use or reliability of various software products provided by the Company for its customers.  On February 7, 2005, the Company was named, along with other vendors to the insurance industry and dozens of insurance companies in Hensley, et al. vs. Computer Sciences Corporation, et al., filed as a putative nationwide class action in state court in the Circuit Court of Miller County, Arkansas shortly before President Bush signed the Class Action Fairness Act into law.  The plaintiffs allege the defendants conspired to wrongfully use software products licensed by the Company and the other software vendors to reduce the amount paid to the licensees' insured for bodily injury claims.  Plaintiffs also allege wrongful concealment of the manner in which these software programs evaluate claims and wrongful concealment of information about alleged inherent errors and flaws in the software.  Plaintiffs seek injunctive and monetary relief of less than $.075 for each class member, as well as attorney's fees and costs.  The Company is vigorously defending itself against the allegations.  The case is currently in the discovery phase and it is expected that discovery will continue at least through the remainder of fiscal year 2009.  The court has not issued a scheduling order for the case.  Therefore, there is no deadline for completion of discovery in the case nor has a date been set for a hearing on class certification.

Litigation is inherently uncertain and it is not possible to predict the ultimate outcome of the matters discussed above.  Considering the early stage of the Hensley case, the complicated issues presented by that matter, and the fact that no class has been certified, it is not possible at this time to make meaningful estimates of the amount or range of loss that could result from this matter.  It is possible that the Company's business, financial condition, results of operations, or cash flows could be affected by the resolution of this matter.  Whether any losses, damages or remedies ultimately resulting from this proceeding could reasonably have a material effect on the Company's business, financial condition, results of operations, or cash flows will depend on a number of variables, including, for example, the timing and amount of such losses or damages, if any, and the structure and type of any such remedies.  Depending on the ultimate resolution of these matters, some may be material to the Company's operating results for a particular period if an unfavorable outcome results, although such a material unfavorable result is not presently expected, and all other litigation, in the aggregate, is not expected to result in a material adverse impact to the consolidated condensed financial statements.

As reflected by Form 8-K filings made by Sears Holdings Corporation (SHC) on May 13, 2005 (following merger with K-Mart Holding Corporation), and by the Company on May 16, 2005, SHC’s subsidiary, Sears, Roebuck and Co. (Sears), and the Company were in dispute over amounts due and owing following Sears’ termination of its Master Services Agreement (Agreement) with the Company on May 11, 2005.  The dispute has been settled as reflected in an 8-K filed October 25, 2007.  Under the settlement Sears paid the Company $75, which was received by the Company on January 8, 2008, as scheduled, and provides for the recovery of the Company’s net asset position, with no material impact to income.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 12—Commitments and Contingencies (Continued)

CSC is engaged in providing services under contracts with the U.S. Government.  The contracts are subject to extensive legal and regulatory requirements and, from time to time, agencies of the U.S. Government investigate whether the Company's operations are being conducted in accordance with these requirements.  U.S. Government investigations of the Company, whether related to the Company's federal government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon the Company, or could lead to suspension or debarment from future U.S. Government contracting.  The Company believes it has adequately reserved for any losses which may be experienced from these investigations.

In accordance with prescribed federal regulations, the Company has converted the 16 submitted Requests for Equitable Adjustment (REAs) to interest bearing claims under the Contract Disputes Act (CDA) totaling approximately $900 on two U.S. Federal contracts in order to initiate the claims litigation process and trigger the statutory interest provision of the CDA.  Included in current assets on the Company's balance sheet are approximately $449 ($414 of which is subject to the claims) of unbilled receivables and $408 of deferred costs related to the claims associated with the two contracts.  The Company does not record any profit element when it defers costs associated with such REAs/claims.  CSC has requested payment for customer-caused delays and certain related out-of-scope work directed or caused by the customers in support of their critical missions. Notwithstanding the Government’s breaches and delays, CSC was obligated under applicable federal acquisition law to continue performance as directed by the Government; otherwise, refusal to perform would have placed CSC at risk for a termination for default under the applicable provisions of the Federal Acquisition Regulations.  The Company believes it has valid bases for pursuing recovery of these REAs/claims supported by outside counsel’s evaluation of the facts and assistance in the preparation of the claims.  The Company remains committed to vigorous pursuit of its claimed entitlements and associated value, and continues to believe based on review of applicable law and other considerations that recovery of at least its net balance sheet position is probable.  However, the Company’s position is subject to the ongoing evaluation of new facts and information which may come to the Company’s attention during the discovery phase of the litigation.

During the first quarter of fiscal 2008, the U.S. federal contracting officer for the contract with the larger set of claims denied the claims and issued a $42.3 counterclaim.  The Company disagrees with the Government’s denials both factually and contractually.  In contrast to the Company’s claims’ submission, the Government’s counter-claim was submitted with no verifiable evidence, no citation to any supporting evidence and no explanation of its method for calculating value.  Because of these disputes, the Company initiated litigation at the Armed Services Board of Contract Appeals (ASBCA), one of the two forums available for litigation of CDA claims, on September 11, 2007, with regard to the larger of the two sets of claims and the counterclaim.  Decisions of the ASBCA may be appealed to the Court of Appeals for the Federal Circuit and that court’s ruling may be appealed to the U.S. Supreme Court.  During the third quarter of fiscal 2008, the Company and its litigation team undertook a standard review of the value of the claims associated with this contract.  Value is subject to periodic, routine adjustment as new facts are uncovered, because of contract modifications and funding changes, ordinary rate adjustments, and/or estimated cost data being replaced with actual costs.  On December 21, 2007, as a result of the review, the Company amended the complaint it filed with the ASBCA on September 11, 2007, and adjusted its value downward, with such reduction reflected in the approximately $900 total value for both sets of claims noted above.  This adjustment is solely to the amount of damages claimed and does not affect the amounts recorded in the Company’s balance sheet.  The discovery phase of this litigation is expected to begin in the first half of fiscal 2009.  Discovery in the litigation could continue for a period of one to two years.

With respect to the second set of claims, the Government issued its denial on November 15, 2007.   As with the larger set of claims, the Company disagrees with the Government’s denial both factually and contractually and initiated litigation at the Armed Services Board of Contract Appeals on February 12, 2008.  The discovery phase of this litigation will begin in the first half of fiscal year 2009 and could

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 12—Commitments and Contingencies (Continued)

continue for a year or more.
Interest on the claims is accruing but will only be recognized in the financial statements when paid.  Resolution of the REA claims/amounts depends on individual circumstances, negotiations by the parties and prosecution of the claims.  The Company will pursue appeals as necessary and is unable to predict the timing of resolution of recovery of these claims; however, resolution of the claims may take years.

Several shareholders of the Company have made demands on the Board of Directors of the Company or filed purported derivative actions against both the Company, as nominal defendant, as well as certain of CSC's executive officers and directors.  These actions generally allege that certain of the individual defendants breached their fiduciary duty to the Company by purportedly “backdating” stock options granted to CSC executives, improperly recording and accounting for allegedly backdated stock options, producing and disseminating disclosures that improperly recorded and accounted for the allegedly backdated options, engaging in acts of corporate waste, and committing violations of insider trading laws.  They allege that certain of the defendants were unjustly enriched and seek to require them to disgorge their profits.  These actions have been filed in both federal and state court in Los Angeles as follows.

On June 1, 2006, a shareholder derivative complaint was filed in Los Angeles County Superior Court naming CSC as a nominal defendant and various current and former CSC officers and directors as individual defendants.  The complaint was titled Allbright v. Bailey et al., Case No. BC353316 and alleged the backdating of stock options grants to various senior executives at CSC.  Thereafter, two additional related shareholder derivative complaints were filed in Los Angeles Superior Court, Jones V. Bailey et al., Case No. BC354686, and Laborers’ International Union v. Bailey et al., Case No. BC356675.  The Laborers’ action was subsequently voluntarily dismissed without prejudice, and in September 2006 Jones was consolidated with Allbright.  The plaintiffs thereafter amended the complaint.

On August 23, 2006, Laborers’ International Union v. Bailey, et al., CV 06-5288, a shareholder derivative action, was filed in U.S. District Court in Los Angeles.  This complaint made similar allegations of backdating of stock option grants to various senior executives at CSC and named CSC as a nominal defendant and various current and former directors and officers as individual defendants.  On August 25, 2006, another derivative suit containing nearly identical allegations was filed in the same court, entitled Local Union and District Council, v. Bailey, et al., CV 06-5356.  The derivative complaints brought state law claims for breach of fiduciary duty and other claims, as well as a federal securities claim.  A third derivative complaint, Huffman v. Honeycutt, et al., CV 06-6512, filed in the same court also brought state and federal claims based on backdating allegations.  All three federal derivative actions were ultimately consolidated into one action entitled In re CSC Shareholder Derivative Litigation, CV 06-5288, before U.S. District Judge Mariana Pfaelzer.  On July 24, 2007, following the grant of an initial motion to dismiss and a subsequent amended complaint, Judge Pfaelzer granted a second motion to dismiss based on demand futility and dismissed the amended complaint with prejudice.  Following an ex parte application by defendants, Judge Pfaelzer issued a corrected order dated August 9, 2007 reflecting the same ruling.  Plaintiffs subsequently filed a notice of appeal to the Ninth Circuit, and the appeal is currently pending.

The Company and certain directors and other individuals have also been sued in a class action proceeding alleging violations of the ERISA statute related to claims of alleged backdating of stock options.  On August 15, 2006, a federal ERISA class action involving allegations of backdating at CSC was filed in U.S. District Court in the Eastern District of New York, entitled Quan, et al. v. CSC, et al., CV 06-3927.  On September 21, 2006, a related ERISA class action was filed in the same court, entitled Gray, et al. v. CSC, et al., CV 06-5100.  The complaints named as defendants CSC, the CSC Retirement and Employee Benefits Plans Committee and various directors and officers, and alleged various violations of the ERISA statute.  The two ERISA actions have been consolidated and on February 28, 2007, plaintiffs filed an amended ERISA class action complaint.  On January 8, 2008, the district court granted a motion to

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 12—Commitments and Contingencies (Continued)

transfer the consolidated cases to the federal district court in Los Angeles, California.  Upon arrival in the Central District of California the two cases were consolidated before U.S. District Judge James Otero in Case No. CV 08-2398-SJO. There have been no substantive proceedings in that case.  At this time it is not possible to make reliable estimates of the amount or range of loss that could result from any of these actions.

In addition to the matters noted above, the Company is currently party to a number of disputes which involve or may involve litigation.  The Company consults with legal counsel on those issues related to litigation and seeks input from other experts and advisors with respect to such matters in the ordinary course of business.  Whether any losses, damages or remedies ultimately resulting from such matters could reasonably have a material effect on the Company's business, financial condition, results of operation, or cash flows will depend on a number of variables, including, for example, the timing and amount of such losses or damages (if any) and the structure and type of any such remedies.  For these reasons, it is not possible to make reliable estimates of the amount or range of loss that could result from these other matters at this time.  Company management does not, however, presently expect any of such other matters to have a material impact on the consolidated financial statements of the Company.

Note 13—Stock Incentive Plans

Employee Incentives

The Company has four stock incentive plans which authorize the issuance of stock options, restricted stock and other stock-based incentives to employees upon terms approved by the Compensation Committee of the Board of Directors.  The Company issues authorized but previously unissued shares upon the exercise of stock options, the granting of restricted stock and the redemption of restricted stock units (RSUs).  The Company’s standard vesting schedule for stock options and stock awards (restricted stock and RSUs) is one third on each of the first three anniversaries of the grant date, except for certain stock awards where one third of the shares vest on each of the third, fourth and fifth anniversaries of the grant date.  Prior to April 2001, the Company’s standard vesting schedule for stock options and awards was one fifth of the shares vested on each of the first five anniversaries of the grant date.  Stock options are generally granted for a term of ten years.

At March 28, 2008, 14,085,267 shares of CSC common stock were available for the grant of future stock options, restricted stock or other stock-based incentives to employees.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 13—Stock Incentive Plans (Continued)

Stock Options

Information concerning stock options granted under stock incentive plans during fiscal 2008, fiscal 2007 and fiscal 2006 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at April 1, 2005	17,826,266	$40.78
Granted	3,084,300	44.49
Exercised	(2,777,353)	34.71
Canceled/Forfeited/Expired	(883,772)	44.45
Outstanding at March 31, 2006	17,249,441	42.36	6.11	$185.3
Granted	3,164,075	55.20
Exercised	(2,567,074)	36.97
Canceled/Forfeited	(488,658)	47.64
Expired	(297,702)	52.33
Outstanding at March 30, 2007	17,060,082	45.23	5.86	140.2
Granted	3,553,466	54.68
Exercised	(2,141,400)	40.18
Canceled/Forfeited	(465,562)	52.53
Expired	(251,572)	54.03
Outstanding at March 28, 2008	17,755,014	47.38	5.79	27.8
Vested and expected to vest in the future at March 28, 2008	17,505,299	47.28	5.79	27.8
Exercisable at March 28, 2008	12,094,576	44.50	4.44	27.7

	March 28, 2008
	Options Outstanding			Options Exercisable
Range of Option Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$8.29 – $41.68	4,569,301	$34.74	4.80	4,490,801	$34.66
$41.69 – $46.90	5,033,700	45.33	5.13	4,285,612	45.49
$46.95 – $55.35	6,427,635	54.80	7.94	1,797,093	54.23
$55.88 – $78.94	1,724,378	59.18	2.35	1,521,070	59.26

The total intrinsic value of options exercised during fiscal 2008, fiscal 2007 and fiscal 2006 was $35.1, $43.1 and $48.3, respectively.  The total intrinsic value of stock options is based on the difference between the fair market value of the Company’s common stock at March 28, 2008 (for options outstanding), or date of exercise, for options exercised during the period less the applicable exercise price.  The total grant date fair value of stock options vested during fiscal 2008, fiscal 2007 and fiscal 2006 was $22.6, $36.5 and $48.0, respectively.

The cash received from stock options exercised during fiscal 2008 was $86.0.  During fiscal 2008 the Company realized income tax benefits of $25.1 and an excess tax benefit of $10.7 related to the exercise of these stock options.

As of March 28, 2008 there was $59.9 of total unrecognized compensation expense related to unvested stock options, net of expected forfeitures.  The cost is expected to be recognized over a weighted-average period of 2.01 years.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 13—Stock Incentive Plans (Continued)

Stock Awards

Stock awards consist of restricted stock and restricted stock units (“RSUs”). Restricted stock awards consist of shares of common stock of the Company issued at a price of $0. Upon issuance to an employee, shares of restricted stock become outstanding, receive dividends and have voting rights. The shares are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. The restrictions on shares of CSC restricted stock normally lapse on the first, second and third anniversaries of the date of issuance for awards issued in lieu of cash bonuses and on the third, fourth and fifth anniversaries for all others. The restrictions on RSUs vest on the first, second and third anniversaries of the date of issuance for those issued in lieu of cash bonuses, and on the third, fourth and fifth anniversaries for all others.  Upon the vesting date, the RSUs are automatically redeemed for shares of CSC common stock and dividend equivalents.

Information concerning stock awards granted under stock incentive plans during fiscal 2008, fiscal 2007 and fiscal 2006 is as follows:

	Number of Shares	Weighted Average Fair Value
Outstanding at April 1, 2005	333,652
Granted	505,928
Released/Redeemed	(10,589)
Forfeited/Canceled	(33,000)
Outstanding at March 31, 2006	795,991	$42.48
Granted	560,752	55.35
Released/Redeemed	(193,584)	45.13
Forfeited/Canceled	(20,142)	45.22
Outstanding at March 30, 2007	1,143,017	48.30
Granted	234,462	52.51
Released/Redeemed	(594,025)	47.69
Forfeited/Canceled	(44,206)	49.95
Outstanding at March 28, 2008	739,248	50.03

As of March 28, 2008 there was $24.3 of total unrecognized compensation expense related to unvested restricted stock awards and restricted stock units.  The cost is expected to be recognized over a weighted-average period of 3.03 years.

Nonemployee Director Incentives

The Company has two stock incentive plans which authorize the issuance of stock options, restricted stock and other stock-based incentives to nonemployee directors upon terms approved by the Company’s Board of Directors. At March 28, 2008, 71,100 shares of CSC common stock remained available for the grant to nonemployee directors of future RSUs or other stock-based incentives.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 13—Stock Incentive Plans (Continued)

Generally, RSU awards to nonemployee directors vest in full as of the next annual meeting of the Company’s stockholders following the date they are granted and are issued at a price of $0. Information concerning RSUs granted to nonemployee directors during fiscal 2008, fiscal 2007 and fiscal 2006 is as follows:

	Number of Shares	Weighted Average Fair Value
Outstanding at April 1, 2005	69,285
Granted	11,400
Redeemed	(21,164)
Forfeited/Canceled
Outstanding at March 31, 2006	59,521	$42.45
Granted	14,400	52.39
Redeemed	(600)	37.81
Forfeited/Canceled
Outstanding at March 30, 2007	73,321	44.44
Granted	19,300	50.61
Released/Redeemed	(600)	37.81
Forfeited/Canceled
Outstanding at March 28, 2008	92,021	45.78

When a holder of RSUs ceases to be a director of the Company, the RSUs are automatically redeemed for shares of CSC common stock and dividend equivalents with respect to such shares. The number of shares to be delivered upon redemption is equal to the number of RSUs that are vested at the time the holder ceases to be a director. At the holder’s election the RSUs may be redeemed (i) as an entirety, upon the day the holder ceases to be a director, or (ii) in substantially equal amounts upon the first five, ten or fifteen anniversaries of such termination of service.

As of March 28, 2008 there was $0.6 of total unrecognized compensation expense related to unvested nonemployee director RSUs.  The cost is expected to be fully recognized as of the annual stockholders’ meeting on August 4, 2008.

Note 14 – Other Income

	2008	2007	2006
Foreign currency (gains)/losses	$(31.2)	$(45.5)	$15.8
(Gain)/loss on sale of non-operating assets	(17.2)	4.2	5.5
Total Other (Income)/Expense	$(48.4)	$(41.3)	$21.3

The Company reported other (income)/expense of ($48.4) in fiscal 2008, $(41.3) in fiscal 2007, and $21.3 in fiscal 2006. Other (income)/expense is comprised of foreign currency (gains) and losses on intracompany balances, and the sale of non-operating assets. The gains on sale of non-operating assets of $17.2 during fiscal 2008 included the pre-tax gain on the sale of a building in Austin, TX of $11.2 and the pre-tax gain on the sale of available for sale securities of $4.4.  The foreign currency gain of $31.2 was primarily due to the effect of currency rate movements between the U.S. dollar against the Euro, British pound sterling, and Australian dollar, and currency rate movements between the Euro against the Danish Kroner and British pound sterling.  During fiscal 2008 the Company implemented a foreign currency exposure hedging program.  The program utilized foreign currency forward contracts to offset the impact of changes in foreign currency exchange rates on foreign currency intercompany balances.  This program offsets foreign currency gains and losses during fiscal 2008 at a cost of $5.8 in forward points which was also recorded in other income.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 14 – Other Income (Continued)

Other (income)/expense in fiscal 2007 and 2006 were the result of currency rate movements between the U.S. dollar against the Euro, British Pound Sterling, and Australian dollar, and currency rate movements between the Euro against the Danish Kroner and British Pound Sterling.

Note 15—Segment and Geographic Information

CSC provides information technology and business process outsourcing, consulting and systems integration services and other professional services to its customers.   The Company targets the delivery of these services within three broad service lines: North American Public Sector (NPS), Global Outsourcing Services (GOS) and Business Solutions and Services (BS&S).  The Company has restructured the management and reporting structure and certain related operating segments.  These changes have resulted in changes to the Company’s reportable segments pursuant to SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.”   As a result of this reorganization the Company has recast segment information for fiscal 2008, 2007 and 2006 to reflect these changes is the segment reporting as discussed below.

•
North American Public Sector. The North American Public Sector segment operates principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. Federal agencies.  The North American Public Sector operating segment represents a separate reportable segment under the Company’s new operating structure.

•
Global Outsourcing Services. The Global Outsourcing Services segment provides large-scale outsourcing solutions offerings as well as midsize services delivery to customers globally.  The Global Outsourcing Services operating segment represents a separate reportable segment under the Company’s new operating structure.

•
Business Solutions and Services (BS&S) – Consulting.  The BS&S − Consulting segment enables the Company to provide industry specific consulting and systems integration services, business process outsourcing, and intellectual property (IP)-based software solutions.  These service offerings and clientele overlap and the Company draws on multiple operating segments within BS&S – Consulting to serve clients.  These operating segments have similar economic characteristics, products, services, customers and methods of operations and, as a result, are aggregated for segment reporting purposes.

•
Business Solutions and Services – Financial Services Sector. The BS&S − Financial Services Sector segment primarily provides information technology and business process outsourcing services to financial services companies in domestic and international markets.

•
Business Solutions and Services – Other. The Company’s remaining operating segments do not meet the quantitative thresholds for separate disclosure and do not meet the aggregation criteria as indicated in SFAS No. 131.  As a result, these operating segments are reported as “other” as indicated by SFAS No. 131.  Because each of these other operating segments are within the Company’s BS&S service line, the Company has labeled this group of operating segments as BS&S − Other. The operating segments comprising BS&S − Other include the Company’s non-GOS operations in Australia and Asia and the Company’s India operations.

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in millions except per-share amounts)

Note 15—Segment and Geographic Information (Continued)

			Business Solutions and Services
	North American Public Sector	Global Outsourcing Services (1)	Consulting (1)	Financial Services Sector (1)	Other (1)	Corporate (1)	Eliminations (1)	Total

2008
Revenues	$5,781.1	$6,756.0	$1,831.5	$1,017.3	$1,225.9	$17.6	$(129.9)	$16,499.5
Operating Income (loss)	408.7	576.2	128.0	194.9	65.2	(54.4)	(2.2)	1,316.4
Depreciation and amortization	152.3	810.3	102.7	54.1	65.5	13.7		1,198.6

2007
Revenues	$5,446.5	$6,333.5	$1,577.1	$974.1	$681.7	$35.8	$(193.8)	$14,854.9
Operating Income (loss)	437.3	519.0	77.8	196.9	27.5	(11.8)	(59.5)	1,187.2
Depreciation and amortization	141.4	767.1	62.2	57.7	27.8	17.4		1,073.6

2006
Revenues	$5,139.9	$6,539.8	$1,537.3	$965.0	$591.4	$44.3	$(172.9)	$14,644.8
Operating income (loss)	400.3	512.8	22.4	165.9	9.5	(38.7)	(2.5)	1,069.7
Depreciation and amortization	143.1	783.6	59.0	62.3	26.5	17.3		1,091.8

(1)  Amounts have been updated from those presented in our Form 10-K filed on May 27, 2008, to reflect a recast of Revenues, Operating income (loss), and Depreciation and     amortization expense  among the segments as a result of the reorganization of the Company’s business units.

A reconciliation of operating income to income before taxes is as follows:

	Fiscal Year
	2008	2007	2006
Operating income	$1,316.4	$1,187.2	$1,069.7
Corporate G&A	(141.2)	(136.0)	(105.5)
Minority interest expense	(14.3)	(14.8)	(10.6)
Earnings from equity method investments	12.7	13.1	11.1
Interest expense	(185.4)	(217.9)	(145.1)
Interest income	37.1	49.5	40.8
Special items	(155.8)	(316.1)	(77.3)
Other (income)/expense	(48.4)	(41.3)	21.3
Income before taxes	$917.9	$606.3	$761.8

COMPUTER SCIENCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per-share amounts)

Note 15—Segment and Geographic Information (Continued)

The Company has not disclosed assets by segment as obtaining this information was impracticable.

Operating income provides useful information to the Company’s management for assessment of the Company’s performance and results of operations. Components of the measure are utilized to determine executive compensation along with other measures.

Enterprise-wide information is provided in accordance with SFAS No. 131.

Revenue by country is based on the location of the selling business unit. Property and equipment information is based on the physical location of the asset. Geographic revenue and property and equipment, net for the three years ended March 28, 2008 is as follows:

	Fiscal Year
	2008		2007		2006
	Revenues	Property and Equipment, Net	Revenues	Property and Equipment, Net	Revenues	Property and Equipment, Net
United States	$9,909.7	$1,370.7	$9,223.2	$1,392.8	$9,101.7	$1,372.2
Europe:
United Kingdom	2,189.4	571.7	1,900.3	533.2	2,005.1	393.5
Other Europe	2,635.2	355.9	2,244.3	281.1	2,177.5	244.1
Other International	1,765.2	466.3	1,487.1	332.0	1,360.5	310.3
Total	$16,499.5	$2,764.6	$14,854.9	$2,539.1	$14,644.8	$2,320.1

The Company derives a significant portion of its revenues from departments and agencies of the United States government. U.S. Federal government revenue accounted for 35%, 36% and 35% of the Company’s revenues for fiscal 2008, 2007 and 2006, respectively. At March 28, 2008, approximately 42% of the Company’s accounts receivable were due from the federal government. No single commercial customer exceeded 10% of the Company’s revenues during fiscal 2008, fiscal 2007 or fiscal 2006.

Note 16—Agreements with Equifax

The Company has an agreement (the Operating Agreement) with Equifax Inc. and its subsidiary, Equifax Credit Information Services, Inc. (ECIS), pursuant to which certain of the Company’s subsidiaries (collectively, the Bureaus) are affiliated credit bureaus of ECIS and utilize ECIS’ credit database to provide credit reporting services from the ECIS system for resale to their customers. The Bureaus retain ownership of their credit files stored in the ECIS system and receive revenues generated from the sale of the credit information they contain. The Bureaus pay ECIS a fee for the services it provides to them, and for each report supplied by the ECIS system.

Pursuant to the Operating Agreement, the Company has an option to require ECIS to purchase CSC’s credit reporting business (Credit Reporting Put Option). The option requires six months’ advance notice and expires on August 1, 2013. The exercise price of the option is equal to the appraised value of the credit reporting business.

The Operating Agreement has a 10 year term, which will automatically be renewed indefinitely for successive 10 year periods unless the Company gives notice of termination at least six months prior to the expiration of any such term. In the event that on or prior to August 1, 2013 (i) the Company gives such notice of termination and does not exercise the Credit Reporting Put Option prior to the termination of the then-current term or (ii) there is a change in control of the Company, then ECIS has an option for 60 days thereafter to require the Company to sell to it the credit reporting business at the Credit Reporting Put Option exercise price.

Note 17—Subsequent Events

During April, 2008 the Company redeemed the $300 3.50% term notes, due April, 2008.

COMPUTER SCIENCES CORPORATION
Quarterly Financial Information (Unaudited)

	Fiscal 2008
In millions except per-share amount	1st Quarter (1)(2)	2nd Quarter (1)	3rd Quarter(1)	4th Quarter(1)
Revenues	$3,837.9	$4,017.2	$4,160.0	$4,484.4
Cost of services (excluding depreciation and amortization)	3,098.1	3,253.8	3,301.6	3,498.4
Income from continuing operations before taxes	169.7	171.6	266.3	310.2
Income from continuing operations	108.1	75.8	179.0	181.7
Net Income	108.1	75.8	179.0	181.7
Earnings per common share:
Basic	$0.62	$0.44	$1.07	$1.16
Diluted	$0.61	$0.43	$1.05	$1.15

	Fiscal 2007
In millions except per-share amount	1st Quarter (3)(4)	2nd Quarter(3)	3rd Quarter(3)	4th Quarter(3)
Revenues	$3,561.1	$3,609.1	$3,640.6	$4,044.1
Cost of services (excluding depreciation and amortization)	2,879.3	2,893.7	2,901.0	3,139.5
Income from continuing operations before taxes	(21.1)	141.4	174.2	311.8
Income from continuing operations	(59.9)	89.5	113.5	254.2
Net Income	(59.9)	89.5	113.5	254.2
Earnings per common share:
Basic	$(0.32)	$0.52	$0.66	$1.47
Diluted	$(0.32)	$0.51	$0.65	$1.44

A discussion of “Special Items” is included in Note 6.

(1)	Includes pre-tax restructuring charges of $26.6, $25.9, $17.5, and $63.5 million for the 1st, 2nd, 3rd, and 4th quarters, respectively.
(2)	Includes pre-tax charge of $22.4 related to the retirement of the Company’s former Chairman and Chief Executive Officer.
(3)	Includes pre-tax restructuring charges of $215.0, $40.2, $42.0, and $36.2 million for the 1st, 2nd, 3rd, and 4th quarters, respectively.
(4)	Includes a pre-tax $18.3 million gain from the redemption of DynCorp International preferred stock recorded during the 1st quarter of fiscal 2007.

COMPUTER SCIENCES CORPORATION AND SUBSIDIARIES

SCHEDULE II, Valuation and Qualifying Accounts

Three Years Ended March 28, 2008

(Dollars in Millions)

		Additions
In millions	Balance, beginning of period	Charged to cost and expenses	Other (1)	Deductions	Balance, end of period
Year ended March 28, 2008
Allowance for doubtful receivables	$58.0	$3.1	$2.4	$20.4	$43.1
Year ended March 30, 2007
Allowance for doubtful receivables	68.4	5.5	.1	16.0	58.0
Year ended March 31, 2006
Allowance for doubtful receivables	53.1	28.7	2.5	15.9	68.4

(1)	Includes balances from acquisitions, changes in balances due to foreign currency exchange rates and recovery of prior-year charges.